Exhibit 99.2

ITEM 8.   FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

Our management is responsible for the preparation, integrity and objectivity of the accompanying consolidated financial statements and the related financial information. The consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America and necessarily include certain amounts that are based on estimates and informed judgments. Our management also prepared the related financial information included in this Annual Report on Form 10-K and is responsible for its accuracy and consistency with the consolidated financial statements.

The accompanying consolidated financial statements have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, who conducted its audits in accordance with the standards of the Public Company Accounting Oversight Board. The independent registered public accounting firm’s responsibility is to express an opinion as to the fairness with which such financial statements present our financial position, results of operations and cash flows in accordance with accounting principles generally accepted in the United States.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of Terra Industries Inc.:

We have audited the accompanying consolidated statements of financial position of Terra Industries Inc. and subsidiaries (the Company) as of December 31, 2009 and 2008, and the related consolidated statements of operations, statements of changes in common stockholders’ equity, and statements of cash flows for each of the three years in the period ended December 31, 2009. Our audits also included the financial statement schedule listed in the Index at Item 15 of the Company’s annual report on Form 10-K for the year ended December 31, 2009. These financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on the financial statements and the financial statement schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Terra Industries Inc. and subsidiaries at December 31, 2009 and 2008, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2009, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

As discussed in Note 1 to the consolidated financial statements, the accompanying financial statements have been retrospectively adjusted for the adoption of consolidation guidance issued by the Financial Accounting Standards Board related to noncontrolling interests in consolidated financial statements effective January 1, 2009.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company’s internal control over financial reporting as of December 31, 2009, based on the criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated February 25, 2010, expressed an unqualified opinion on the Company’s internal control over financial reporting.

Omaha, Nebraska

February 25, 2010 (April 5, 2010 as to notes 27 and 28)

Consolidated Statements of Financial Position

	At December 31,
(in thousands)	2009	2008
Assets
Cash and cash equivalents	$501,310	$966,700
Accounts receivable, less allowance for doubtful accounts of $1,403 and $290	100,216	130,390
Inventories, net	137,073	197,091
Margin deposits with derivative counterparties	—	36,945
Other current assets	87,703	61,338
Total current assets	826,302	1,392,464
Property, plant and equipment, net	456,702	403,313
Equity method investments	258,860	270,915
Deferred plant turnaround costs, net	25,011	23,467
Other assets	32,868	22,858
Total assets	$1,599,743	$2,113,017
Liabilities
Accounts payable	$87,898	$99,893
Customer prepayments	39,238	111,592
Derivative hedge liabilities	281	125,925
Accrued and other current liabilities	78,792	127,770
Total current liabilities	206,209	465,180
Long-term debt	602,434	330,000
Deferred taxes	76,819	61,443
Pension liabilities	27,521	9,170
Other liabilities	101,126	78,553
Total liabilities	1,014,109	944,346
Commitments and contingencies (Note 13)	—	—
Preferred Shares—liquidation value of $500 and $1,600	483	1,544
Common Stockholders’ Equity
Capital stock
Common Shares, authorized 133,500 shares; 99,841 and 99,330 shares outstanding	152,802	152,111
Paid-in capital	446,078	579,164
Accumulated other comprehensive loss	(120,362)	(175,529)
Retained earnings	12,219	507,299
Total common stockholders’ equity	490,737	1,063,045
Noncontrolling interest	94,414	104,082
Total equity	585,151	1,167,127
Total liabilities and equity	$1,599,743	$2,113,017

See accompanying Notes to the Consolidated Financial Statements

Consolidated Statements of Operations

	Year ended December 31,
(in thousands, except per-share amounts)	2009	2008	2007
Product revenues	$1,576,528	$2,880,255	$2,335,874
Other income	4,904	11,224	7,055
Total Revenue	1,581,432	2,891,479	2,342,929
Cost and Expenses
Cost of sales	1,195,176	2,028,252	1,815,421
Selling, general and administrative expenses	67,137	70,736	91,971
Other operating expenses	18,000	—	—
Equity in earnings of North American affiliates	(17,702)	(56,237)	(16,209)
	1,262,611	2,042,751	1,891,183
Income from operations	318,821	848,728	451,746
Interest income	4,136	23,370	17,262
Interest expense	(31,860)	(27,369)	(29,100)
Loss on early retirement of debt	(53,476)	—	(38,836)
Income before income taxes, noncontrolling interest and equity earnings (loss) of GrowHow UK Limited	237,621	844,729	401,072
Income tax provision	(74,299)	(239,851)	(127,316)
Equity earnings (loss) of GrowHow UK Limited	14,177	95,578	(2,718)
Income from continuing operations, net of tax	177,499	700,456	271,038
Income (loss) from discontinued operations, net of tax	1,118	8,269	(18,861)
Net income	178,617	708,725	252,177
Less: Net income attributable to the noncontrolling interest	25,984	67,684	50,281
Net income attributable to Terra Industries Inc.	$152,633	$641,041	$201,896
Amounts attributable to Terra Industries Inc. common stockholders:
Income from continuing operations, net of tax	$151,515	$632,772	$220,757
Income (loss) from discontinued operations, net of tax	1,118	8,269	(18,861)
Less: Inducement payment of preferred stock conversion	—	5,266	—
Less: Preferred share dividends	56	3,876	5,100
Net income attributable to Terra Industries Inc. common stockholders	$152,577	$631,899	$196,796
Basic income per common share attributable to Terra Industries Inc. common stockholders:
Continuing operations	$1.53	$6.65	$2.38
Discontinued operations	0.01	0.09	(0.21)
Earnings per share	$1.54	$6.74	$2.17
Diluted income per common share attributable to Terra Industries Inc. common stockholders:
Continuing operations	$1.52	$6.12	$2.07
Discontinued operations	0.01	0.08	(0.17)
Earnings per share	$1.53	$6.20	$1.90
Weighted Average Shares Outstanding:
Basic	99,386	93,827	90,575
Diluted	99,992	103,359	106,454

See accompanying Notes to the Consolidated Financial Statements

Consolidated Statements of Cash Flows

	Year ended December 31,
(in thousands)	2009	2008	2007
Operating Activities
Net income	$178,617	$708,725	$252,177
Income (loss) from discontinued operations, net of tax	1,118	8,269	(18,861)
Income from continuing operations, net of tax	177,499	700,456	271,038
Adjustments to reconcile income from continuing operations to net cash flows from operating activities:
Depreciation of property, plant and equipment and amortization of deferred plant turnaround costs	84,840	78,854	94,784
Loss on sale of property, plant and equipment	827	2,321	—
Deferred income taxes	(18,236)	(15,180)	103,400
Distributions in excess of equity earnings of North American affiliates	4,074	8,343	8,536
Equity (earnings) loss of GrowHow UK Limited	(14,177)	(95,578)	2,718
Non-cash loss on derivatives	675	39,779	1,300
Share-based compensation	16,174	8,104	28,102
Amortization of intangible and other assets	9,719	8,705	6,954
Non-cash loss on early retirement of debt	4,546	—	4,662
Change in operating assets and liabilities:
Accounts receivable	27,874	36,310	(38,180)
Inventories	65,036	(71,422)	45,772
Accounts payable and customer prepayments	(87,584)	(197,452)	218,081
Margin deposits with derivative counterparties	36,945	(36,307)	(601)
Derivative hedge liabilities	(125,644)	111,192	(7,858)
Other assets and liabilities, net	20,435	(103,142)	(4,924)
Net cash flows from operating activities – continuing operations	203,003	474,983	733,784
Net cash flows from operating activities – discontinued operations	1,118	8,161	14,081
Net Cash Flows from Operating Activities	204,121	483,144	747,865
Investing Activities
Capital expenditures and plant turnaround expenditures	(133,934)	(89,307)	(82,376)
Proceeds from the sale of property, plant and equipment	188	2,073	24
Distributions received from North American affiliates	14,049	8,180	4,705
Cash retained by GrowHow UK Limited	—	—	(16,788)
Contribution settlement received from GrowHow UK Limited	—	27,427	—
Balancing consideration and other payments from GrowHow UK Limited	21,205	61,272	—
Net cash flows from investing activities – continued operations	(98,492)	9,645	(94,435)
Net cash flows from investing activities – discontinued operations	5,356	41,879	—
Net Cash Flows from Investing Activities	(93,136)	51,524	(94,435)
Financing Activities
Issuance of debt	589,788	—	330,000
Payments under borrowing arrangements	(317,475)	—	(331,300)
Payments for debt issuance costs	(14,360)	—	(6,444)
Preferred share dividends paid	(56)	(3,876)	(5,100)
Inducement payment to preferred stockholders	—	(5,266)	—
Common stock dividends paid	(788,588)	(28,274)	—
Common stock issuances and vestings	(6,642)	(9,839)	(1,424)
Excess tax benefits from equity compensation plans	6,304	12,122	3,317
Payments under share repurchase program	—	(157,500)	(87,426)
Distribution to noncontrolling interests	(41,149)	(69,557)	(35,239)
Net Cash Flows from Financing Activities	(572,178)	(262,190)	(133,616)
Effect of Exchange Rate Changes on Cash	(4,197)	(4,016)	(593)
(Decrease) Increase in Cash and Cash Equivalents	(465,390)	268,462	519,221
Cash and Cash Equivalents at Beginning of Year	966,700	698,238	179,017
Cash and Cash Equivalents at End of Year	$501,310	$966,700	$698,238
Supplemental cash flow information:
Interest paid	$29,625	$24,256	$23,200
Income tax refunds received	3,774	1,455	558
Income taxes paid	146,048	200,528	22,697
Supplemental schedule of non-cash investing and financing activities:
Conversion of warrants to common stock	$—	$2,496	$568
Conversion of preferred shares to common stock	1,061	114,256	—
Terra Nitrogen U.K. contributed for equity investment	—	—	213,235
Supplemental schedule of unconsolidated affiliates distributions:
Distributions received from North American affiliates	$35,825	$72,760	$29,450
Contribution settlement payments, balancing consideration and other payments received from GrowHow UK Limited	21,205	88,699	—
Total Cash Received from Unconsolidated Affiliates	$57,030	$161,459	$29,450

See accompanying Notes to the Consolidated Financial Statements

Statements of Changes in Common Stockholders’ Equity

				Accumulated		(Accumulated
				Other		Deficit)
	Common Stock		Paid-In	Comprehensive	Noncontrolling	Retained		Comprehensive
(in thousands)	Shares	Amount	Capital	Loss	Interest	Earnings	Total	Income
January 1, 2007	92,630	$144,976	$693,896	$(63,739)	$94,687	$(292,137)	$577,683
Comprehensive Income:
Net income	—	—	—	—	50,281	201,896	252,177	$252,177
Foreign currency translation adjustments	—	—	—	(46,882)	—	—	(46,882)	(46,882)
Change in fair value of derivatives, net of taxes of $3,351	—	—	—	7,372	(1,148)	—	6,224	6,224
Pension and post-retirement benefit liabilities, net of taxes of $8,599	—	—	—	15,797	—	—	15,797	15,797
Transfer of U.K. pension plan to GrowHow UK Limited	—	—	—	43,272	—	—	43,272
Comprehensive income								227,316
Comprehensive income attributable to noncontrolling interest								(49,133)
Comprehensive income attributable to Terra Industries Inc.								$178,183
Distributions to noncontrolling interest	—	—	—	—	(35,239)	—	(35,239)
Preferred share dividends	—	—	—	—	—	(5,100)	(5,100)
Exercise of stock options	336	336	786	—	—	—	1,122
Net vested stock	53	290	(2,836)	—	—	—	(2,546)
Net conversion of warrants	568	568	(568)	—	—	—	—
Shares purchased and retired under share repurchase program	(4,000)	(4,000)	(83,426)	—	—	—	(87,426)
Share-based compensation	—	—	11,022	—	—	—	11,022
December 31, 2007	89,587	$142,170	$618,874	$(44,180)	$108,581	$(95,341)	$730,104
January 1, 2008	89,587	$142,170	$618,874	$(44,180)	$108,581	$(95,341)	$730,104
Comprehensive Income:
Net income	—	—	—	—	67,684	641,041	708,725	$708,725
Foreign currency translation adjustments	—	—	—	(98,308)	—	—	(98,308)	(98,308)
Change in fair value of derivatives, net of taxes of ($22,157)	—	—	—	(31,861)	(2,626)	—	(34,487)	(34,487)
Pension and post-retirement benefit liabilities, net of taxes of ($1,947)	—	—	—	(1,180)	—	—	(1,180)	(1,180)
Comprehensive income								574,750
Comprehensive income attributable to noncontrolling interest								(65,058)
Comprehensive income attributable to Terra Industries Inc.								$509,692
Distribution to noncontrolling interest	—	—	—	—	(69,557)	—	(69,557)
Preferred share dividends	—	—	—	—	—	(3,876)	(3,876)
Common stock dividends	—	—	—	—	—	(28,274)	(28,274)
Excess tax benefit	—	—	14,603	—	—	—	14,603
Exercise of stock options	11	11	23	—	—	—	34
Net vested stock	277	475	(12,897)	—	—	—	(12,422)
Net conversion of warrants	2,961	2,961	(413)	—	—	—	2,548
Inducement of preferred stock	11,887	11,887	102,368	—	—	(5,266)	108,989
Shares purchased and retired under the share repurchase program	(5,393)	(5,393)	(152,107)	—	—	—	(157,500)
Share-based compensation	—	—	8,713	—	—	—	8,713
Adoption of SFAS 158 measurement to date	—	—	—	—	—	(985)	(985)
December 31, 2008	99,330	$152,111	$579,164	$(175,529)	$104,082	$507,299	$1,167,127
January 1, 2009	99,330	$152,111	$579,164	$(175,529)	$104,082	$507,299	$1,167,127
Comprehensive Income:
Net income	—	—	—	—	25,984	152,633	178,617	$178,617
Foreign currency translation adjustments	—	—	—	25,211	—	—	25,211	25,211
Change in fair value of derivatives, net of taxes of $28,403	—	—	—	39,746	5,497	—	45,243	45,243
Pension and post-retirement benefit liabilities, net of taxes of ($6,710)	—	—	—	(9,790)	—	—	(9,790)	(9,790)
Comprehensive income								239,281
Comprehensive income attributable to noncontrolling interest								(31,481)
Comprehensive income attributable to Terra Industries Inc.								$207,800
Distributions to noncontrolling interest	—	—	—	—	(41,149)	—	(41,149)
Preferred share dividends	—	—	—	—	—	(56)	(56)
Common stock dividends	—	—	(140,664)	—	—	(647,924)	(788,588)
Excess tax benefit	—	—	6,304	—	—	—	6,304
Net vested stock	401	581	(7,223)	—	—	—	(6,642)
Inducement of preferred stock	110	110	951	—	—	—	1,061
Share-based compensation	—	—	7,546	—	—	—	7,546
Other	—	—	—	—	—	267	267
December 31, 2009	99,841	$152,802	$446,078	$(120,362)	$94,414	$12,219	$585,151

See accompanying Notes to the Consolidated Financial Statements

Notes to the Consolidated Financial Statements

1. Summary of Significant Accounting Policies

Basis of presentation: The Consolidated Financial Statements include the accounts of Terra Industries Inc. and all majority owned subsidiaries (Terra, we, our, or us). All intercompany accounts and transactions have been eliminated. Noncontrolling interest in earnings and ownership has been recorded for the percentage of limited partnership common units not owned by us for each respective period presented.

Description of business: We produce nitrogen products for agricultural dealers and industrial users, and methanol for industrial users.

Foreign exchange: Results of operations for the foreign subsidiaries are translated using average currency exchange rates during the period; assets and liabilities are translated using period-end rates. Resulting translation adjustments are recorded as foreign currency translation adjustments in accumulated other comprehensive income (loss) in common stockholders’ equity.

Cash and cash equivalents: Cash and cash equivalents consist of all cash balances and all highly liquid investments purchased with an original maturity of three months or less. Our cash equivalents included $280.5 million invested in money market mutual funds. There are no withdrawal restrictions on any of these funds. The remaining cash equivalents were invested in obligations of highly-rated financial institutions with an average weighted maturity of approximately 43 days.

Inventories: Production costs include the cost of direct labor and materials, depreciation and amortization, and overhead costs related to manufacturing activities. We allocate fixed production overhead costs based on the normal capacity of our production facilities and unallocated overhead costs are recognized as expense in the period incurred. We determine the cost of inventories using the first-in, first-out method.

Inventories are stated at the lower of cost or market. Market is defined as current replacement cost, except that market should not exceed the net realizable value and should not be less than net realizable value reduced by an allowance for an approximately normal profit margin. We perform a monthly analysis of our inventory balances to determine if the carrying amount of inventories exceeds our net realizable value. Our determination of estimated net realizable value is based on customer orders, market trends and historical pricing. If the carrying amount exceeds the estimated net realizable value, the carrying amount is reduced to the estimated net realizable value.

We estimate a reserve for obsolescence and excess of our materials and supplies inventory. Inventory is stated net of the reserve.

Property, plant and equipment: Expenditures for plant and equipment additions, replacements and major improvements are capitalized. Related depreciation is charged to expense on a straight-line basis over estimated useful lives ranging from 15 to 22 years for buildings and 2 to 18 years for plants and equipment. Equipment under capital leases is recorded in property with the corresponding obligations in long-term debt. The amount capitalized is the present value at the beginning of the lease term of the aggregate future minimum lease payments. Maintenance and repair costs are expensed as incurred.

Plant turnaround costs: Plant turnarounds are periodically performed to extend the useful life, increase output and/or efficiency and ensure the long-term reliability and safety of integrated plant machinery at our continuous process production facilities. The nature of a turnaround is such that it occurs on less than an annual basis and requires a multi-week shutdown of plant operations. Specific procedures performed during the turnaround include the disassembly, inspection and replacement or overhaul of plant machinery (boilers, pressure vessels, piping, heat exchangers, etc.) and rotating equipment (compressors, pumps, turbines, etc.), equipment recalibration and internal equipment efficiency assessments.

Preceding a turnaround, plants experience decreased efficiency in resource conversion to finished products. Replacement or overhaul of equipment and items such as compressors, turbines, pumps, motors, valves, piping and other parts that have an estimated useful life of at least two years, the internal assessment of production equipment, replacement of aged catalysts, and new installation/recalibration of measurement and control devices result in increased production output and/or improved plant efficiency after the turnaround. Turnaround activities are betterments that meet at least one of the following criteria: 1) extend the equipment useful life, or 2) increase the output and/or efficiency of the equipment. As a result, we follow the deferral method of accounting for these turnaround costs and thus they are capitalized and amortized over the period benefited, which is generally the two-year period until the next turnaround. Turnaround activities may extend the useful life of the assets since the overhaul of heat exchangers, pressure vessels, compressors, turbines, pumps, motors, etc. allow the continued use beyond the original design. If criteria for betterment or useful life extension are not met, we expense the turnaround expenditures as repair and maintenance activities in the period performed.

In addition, state and certain other regulatory agencies require a scheduled biennial safety inspection of plant components, such as steam boilers and registered pressure vessels and piping, which can only be performed during the period of shut down. A full shutdown and dismantling of components of the plant is generally mandatory to facilitate the inspection and certification. We defer costs associated with regulatory safety inspection mandates that are incurred during the turnaround. These costs are amortized over the period benefited, which is generally the two-year period until the next turnaround.

During a turnaround event, there will also be routine repairs and maintenance activities performed for normal operating purposes. The routine repairs and maintenance costs are expensed as incurred. We do not classify routine repair and maintenance activities as part of the turnaround cost capitalization since they are not considered asset betterments.

The installation of major equipment items can occur at any time, but frequently occurs during scheduled plant outages, such as a turnaround. During a plant turnaround, expenditures for replacing major equipment items are capitalized as separate fixed assets.

We classify capitalized turnaround costs as an investing activity under the caption “Capital expenditures and plant turnaround expenditures” in the Statement of Cash Flows, since this cash outflow relates to expenditures related to productive assets. Repair, maintenance costs, and gas costs are expensed as incurred and are included in the operating cash flow.

There are three acceptable methods of accounting for turnaround costs: 1) direct expensing method, 2) built-in overhaul method and 3) deferral method. We utilize the deferral method and recognize turnaround expense over the period benefited since these expenditures are asset betterments. If the direct expense method was utilized, all turnaround expenditures would be recognized in the statement of operations as a period cost when incurred and reflected in cash flows from operating activities in the statement of cash flows.

Equity investments: Equity investments are carried at original cost adjusted for the proportionate share of the investees’ income, losses and distributions. We have a basis difference between carrying value and the affiliates’ book value primarily due to the step-up in basis for fixed asset values, which is being depreciated over a period of 12 to 15 years. We assess the carrying value of our equity investments when an indicator of a loss in value is present and record a loss in value of the investment when the assessment indicates that an other-than-temporary decline in the investment exists.

We classify our equity in earnings of unconsolidated affiliates for our North America and Trinidad equity investments as a component of income from operations because these investments provide additional nitrogen capacity and are integrated with our supply chain and sales activities in our nitrogen segment. We classify our equity earnings of unconsolidated affiliates for our U.K. equity investment as a component of net income, but not income from operations, because this investment does not provide additional nitrogen capacity nor is it integrated with any sales, supply chain or administrative activities.

Intangible asset—customer relationships: Our customer relationships have a finite useful life and are amortized using the straight-line method over the estimated useful life of five years. We monitor our intangible asset and record an impairment loss on the intangible asset when circumstances indicate that the carrying amount is not recoverable and that the carrying amount exceeds its fair value.

The customer relationships were recorded at $9.4 million in connection with the acquisition of Mississippi Chemical Corporation in December 2004. During 2009, 2008 and 2007, we recorded $1.9 million of amortization expense each year. The customer relationships are fully amortized as of December 31, 2009.

Debt issuance costs: Costs associated with the issuance are included in other noncurrent assets and are amortized over the term of the related debt using the straight-line method. Debt issuance discounts are netted against the related debt and are amortized over the term of the related debt using the effective interest method.

Impairment of long-lived assets: We review and evaluate our long-lived assets for impairment when events and changes in circumstances indicate that the carrying amount of the assets may not be recoverable. Impairment is considered to exist if the total estimated future cash flows on an undiscounted basis are less than the carrying value of the asset. Future cash flows include estimates of production levels, pricing of our products, costs of natural gas and capital expenditures. If the assets are impaired, a calculation of fair value is performed; if the fair value is less than the carrying value of the assets, the assets are reduced to their fair value.

On September 28, 2007, Eastman Chemical Company exercised its option to purchase our Beaumont, Texas assets, including the methanol and ammonia production facilities. In connection with entering into this agreement, we determined that the value of our Beaumont property was impaired. We recorded a $39.0 million impairment charge for the quarter ended September 30, 2007. We closed the sale on December 31, 2008. For additional information regarding the sale of our Beaumont facility, see Note 2, Discontinued Operations, of the Notes to the Consolidated Financial Statements.

Noncontrolling interests: On January 1, 2009 we adopted the provisions of the Financial Accounting Standards Board (FASB) Statement on Consolidations topic of the FASB Accounting Standards Codification (Codification), which clarifies that a noncontrolling interest in a subsidiary is an ownership interest in the consolidated entity that should be reported as equity in the consolidated statements of operations. The Consolidations topic also requires consolidated net income to be reported at amounts that include the amounts attributable to both the parent and noncontrolling interest on the face of the consolidated statement of operations. The Consolidations topic further requires a reconciliation of the beginning and the end of the period of the carrying amount of total equity (net assets), equity (net assets) attributable to the parent, and equity (net assets) attributable to the noncontrolling interest.

Upon adoption, we included our noncontrolling interest as a separate column within our consolidated statements of changes in common stockholders’ equity, which reconciles the noncontrolling interest beginning balance to ending balance by separately breaking out the net income attributable to the noncontrolling interest, distributions to noncontrolling interest, and other comprehensive income (loss) items attributable to noncontrolling interest. As the Company was required to retrospectively adopt, the statement of financial position for the year ended December 31, 2008 and consolidated statements of operations, cash flows, and changes in common stockholders’ equity have been revised to reflect the reclassification of the noncontrolling interest. See Note 19, Comprehensive Income, of the Notes to the Consolidated Financial Statements.

Derivatives and financial instruments: We enter into derivative financial instruments, including swaps, basis swaps, purchased put and call options and sold call options, to manage the effect of changes in natural gas costs and the prices of our nitrogen products. We report the fair value of the derivatives on our balance sheet. If the derivative is not designated as a hedging instrument, changes in fair value are recognized in earnings in the period of change. If the derivative is designated as a hedge, and to the extent such hedge is determined to be effective, changes in fair value are either (a) offset by the change in fair value of the hedged asset or liability or (b) reported as a component of accumulated other comprehensive income (loss) in the period of change, and subsequently recognized in our statement of operations in the period the offsetting hedged transaction occurs. If an instrument or the hedged item is settled early, we evaluate whether the hedged forecasted transaction is still probable of occurring when determining whether to reclass any gains or losses immediately in cost of sales or wait until the forecasted transaction occurs.

Until our derivatives settle, we test the derivatives for ineffectiveness. This includes assessing the correlation of NYMEX pricing, which is commonly used as an index in natural gas derivatives, to the natural gas pipelines’ pricing at our manufacturing facilities. This assessment requires management judgment to determine the statistically- and industry-appropriate analysis of prior operating relationships between the NYMEX prices and the natural gas pipelines’ prices at our facilities.

To the extent possible, we base our market value calculations on third party data. Due to multiple types of settlement methods available, not all settlement methods for future period trades are available from third party sources. In the event that a derivative is measured for fair value based on a settlement method that is not readily available, we estimate the fair value based on forward pricing information for similar types of settlement methods.

Revenue recognition: Revenue is recognized when persuasive evidence of an arrangement exists, delivery has occurred, the price is fixed or determinable, no obligations remain and collectability is probable.

Revenues are primarily comprised of sales of our products, including any realized hedging gains or losses related to nitrogen product derivatives, and are reduced by estimated discounts and trade allowances. We classify amounts directly or indirectly billed to our customers for shipping and handling as revenue.

Profit sharing revenue pertaining to a contractual agreement with the Methanex Corporation is recognized when the estimated margin on an annualized basis is probable. For the year ending December 31, 2009, we did not recognize any profit sharing revenue, compared to $12.0 million of profit sharing revenue for the year ending December 31, 2008. We include the profit sharing revenue under this contract within our discontinued operations.

Cost of sales and hedging transactions: Costs of sales are primarily related to manufacturing and purchased costs related to our products, including any realized hedging gains or losses related to natural gas derivatives. We classify amounts directly or indirectly billed for shipping and handling of products to our customers or our terminals as cost of sales.

Share-based compensation: We account for our stock-based compensation in accordance with ASC 718, Compensation—Stock Compensation, using the modified prospective method, which requires companies to record stock compensation expense for all non-vested and new awards beginning as of January 1, 2006. Under ASC Topic 718, we measure and record compensation expense for our nonvested share awards based on their fair value of our common stock at the date of grant. Compensation expense is recognized for nonvested stock awards on a straight-line basis over the vesting period. Our phantom shares, however, are liability awards as they settle in cash; therefore, we measure and record compensation expense for these awards based on their fair value at the end of each reporting period until their vesting date. This may cause fluctuations in earnings that do not exist under the accounting requirements for our nonvested shares. ASC 718 requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from initial estimates. We have thus recorded stock-based compensation expense net of estimated forfeitures. Cash flows resulting from the tax benefits due to tax deductions in excess of the compensation cost recognized for those awards (excess tax benefits) are classified as financing cash flows. See Note 16, Share-Based Compensation, of the Notes to the Consolidated Financial Statements.

Per share results: Basic earnings per share data are based on the weighted-average number of common shares outstanding during the period. Diluted earnings per share data are based on the weighted-average number of common shares outstanding and the effect of all dilutive potential common shares including convertible preferred shares, common stock options, nonvested stock and common stock warrants.

Estimates: The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The significant areas requiring the use of management’s estimates relate to assumptions used to calculate pension and other post-retirement benefits costs, future cash flows from long-lived assets, estimates of market for lower of cost or market analysis and the useful lives utilized for depreciation, amortization and accretion calculations. Actual results could differ from those estimates.

Recently issued accounting standards: In June 2009, the FASB issued new guidance on Generally Accepted Accounting Principles (GAAP) relating to the Codification. This guidance establishes the Codification as the source of authoritative accounting principles recognized by the FASB to be applied by nongovernmental entities in the preparation of financial statements in conformity with GAAP. Rules and interpretive releases of the SEC under authority of federal securities laws are also sources of authoritative GAAP for SEC registrants. The FASB will no longer issue new standards in the form of Statements, FASB Staff Positions, or Emerging Issues Task Force (EITF) Abstracts; instead the FASB will issue Accounting Standards Updates. Accounting Standards Updates will not be authoritative in their own right as they will only serve to update the Codification. This guidance was effective for financial statements issued for interim and annual periods ending after September 15, 2009. The adoption did not have an impact on our consolidated financial position, results of operations or cash flows.

In December 2007, the FASB issued new guidance on business combinations, which was effective for us for business combinations with the acquisition date on or after January 1, 2009. This guidance requires the acquiring entity in a business combination to recognize all (and only) the assets acquired and liabilities assumed in the transaction and establishes the acquisition-date fair value as the measurement objective for all assets acquired and liabilities assumed in a business combination. Certain provisions of this guidance will, among other things, impact the determination of acquisition-date fair value of consideration paid in a business combination (including contingent consideration); exclude transaction costs from acquisition accounting; and change accounting practices for acquired contingencies, acquisition-related restructuring costs, in-process research and development, indemnification assets, and tax benefits. The adoption did not have an impact on our consolidated financial position, results of operations or cash flows.

In December 2007, the FASB issued new guidance on noncontrolling interests, which we adopted on January 1, 2009. This guidance amends the accounting for and disclosure of the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. This guidance clarifies the definition and classification of a noncontrolling interest, revises the presentation of noncontrolling interests in the consolidated income statement, establishes a single method of accounting for changes in a parent’s ownership interest in a subsidiary that does not result in deconsolidation, and requires that a parent recognize a gain or loss in net income (loss) when a subsidiary is deconsolidated. This guidance also required expanded disclosures in the consolidated financial statements that clearly identify and distinguish between the interests of the parent’s owners and the interests of the noncontrolling owners of a subsidiary. The required changes in presentation have been reflected in the consolidated balance sheets, statements of operations and statements of cash flows and in the notes to the consolidated financial statements, where applicable.

In March 2008, the FASB issued new guidance on derivatives and hedging, which requires entities to provide enhanced disclosures about how and why an entity uses derivative instruments, how derivative instruments and related hedged items are accounted, and how derivative instruments and related hedged items affect an entity’s financial position, results of operations, and cash flows. We adopted this guidance on January 1, 2009 and these disclosures are included in Note 5 herein.

In June 2008, the FASB issued new guidance on earnings per share. The FASB decided that unvested share-based payout awards that contain non-forfeitable rights to dividends or dividend equivalents (whether paid or unpaid) are participating securities and shall be included in the computation of earnings per share pursuant to the two-class method. We adopted this guidance on January 1, 2009 and the adoption did not have an impact on our consolidated financial position, results of operations or cash flows.

In December 2008, the FASB issued new guidance on compensation, which amends previous guidance to require more detailed disclosures about employers’ pension plan assets. New disclosures will include more information on investment strategies, major categories of plan assets, concentrations of risk within the plan assets and valuation techniques used to measure the fair value of plan assets. This new guidance required new disclosures only, and did not impact our consolidated financial position, results of operations or cash flows. We have included these additional disclosures in Note 17 herein.

In April 2009, the FASB issued guidance on fair value measurements and disclosures, which provides additional guidance on estimating fair value when the volume and level of activity for an asset or liability have significantly decreased in relation to normal market activity. This also provides additional guidance on circumstances that may indicate that a transaction is not orderly and requires additional disclosures. We adopted this guidance on April 1, 2009, and the adoption did not have an impact on our consolidated financial position, results of operations or cash flows.

In April 2009, the FASB issued new guidance relating to investments, which amends the other-than-temporary recognition guidance for debt securities and requires additional interim and annual disclosures of other-than-temporary impairments on debt and equity securities. Pursuant to the new guidance, an other-than-temporary impairment has occurred if a company does not expect to recover the entire amortized cost basis of the security. In this situation, if the company does not intend to sell the impaired security, and it is not more likely than not it will be required to sell the security before the recovery of its amortized cost basis, the amount of the other-than-temporary impairment recognized in earnings is limited to the portion attributed to the credit loss. The remaining portion of the other-than-temporary impairment is then recorded in other comprehensive income. We adopted this guidance on April 1, 2009 and the adoption did not have an impact on our consolidated financial position, results of operations or cash flows.

In April 2009, the FASB issued new guidance relating to interim disclosures about the fair value of financial instruments. This guidance required disclosures about fair value of all financial instruments for interim reporting periods. This guidance relates to fair value disclosures for any financial instruments that are not currently reflected in a company’s balance sheet at fair value. Prior to the effective date of this guidance, fair values for these assets and liabilities were only disclosed once a year. This guidance will now require these disclosures to be made on a quarterly basis, providing qualitative and quantitative information about fair value estimates for all those financial instruments not measured on the balance sheet at fair value. We adopted this guidance on April 1, 2009 and included the additional interim disclosure information in our quarterly SEC filings.

In June 2009, the FASB issued new guidance on subsequent events. This guidance provides authoritative accounting literature and disclosure requirements for material events occurring subsequent to the balance sheet date and prior to the issuance of the financial statements. This guidance is effective for us for the periods ended on and after June 30, 2009. The adoption did not have an impact on our consolidated financial position, results of operations or cash flows. We have reviewed and disclosed all material subsequent events in Note 27 herein.

In June 2009, the FASB issued new guidance on transfers and servicing, an amendment of previous authoritative guidance. The most significant amendments resulting from this guidance consist of the removal of the concept of a qualifying special-purpose entity (SPE) from previous authoritative guidance, and the elimination of the exception for qualifying SPEs from the consolidation guidance regarding variable interest entities. This guidance is effective for us January 1, 2010 and we are currently assessing the impact this guidance will have on our financial statements.

In June 2009, the FASB issued an amendment to the accounting and disclosure requirements for transfers of financial assets. This guidance affects the overall consolidation analysis and requires enhanced disclosures on involvement with variable interest entities. This guidance is effective for us January 1, 2010 and we are currently assessing the impact this guidance will have on our financial statements.

In September 2009, the FASB issued amendments to the accounting and disclosure for revenue recognition. This guidance will change the accounting for revenue recognition for arrangements with multiple deliverables and will enable entities to separately account for individual deliverables for many more revenue arrangements. This guidance eliminates the requirement that all undelivered elements must have objective and reliable evidence of fair value before a company can recognize the portion of the overall arrangement fee that is attributable to items that already have been delivered. As a result, the new guidance may allow some companies to recognize revenue on transactions that involve multiple deliverables earlier than under current requirements. This guidance is effective for us January 1, 2011 and we are currently assessing the impact this guidance will have on our financial statements.

In January 2010, the FASB issued Accounting Standards Update No. 2010-06, Improving Disclosures about Fair Value Measurements. The Update provides amendments to FASB ASC 820-10 that require entities to disclose separately the amounts of significant transfers in and out of Level 1 and Level 2 fair value measurements and describe the reasons for the transfers. In addition the Update requires entities to present separately information about purchases, sales, issuances, and settlements in the reconciliation for fair value measurements using significant unobservable inputs (Level 3). The disclosures related to Level 1 and Level 2 fair value measurements are effective for us in 2010 and the disclosures related to Level 3 fair value measurements are effective for us in 2011. The Update requires new disclosures only, and will have no impact on our consolidated financial position, results of operations or cash flows.

2. Discontinued Operations

On December 31, 2008, pursuant to a 2007 agreement, we sold our Beaumont, Texas assets, including the methanol and ammonia production facilities, to Eastman Chemical Company (Eastman). Consideration received, including cash and a Promissory Note from Eastman of $5.2 million plus interest, approximated this facility’s carrying value. In connection with the sale of the Beaumont facility that was finalized in 2008, we received $5.4 million from Eastman and recognized $1.1 million of net income from discontinued operations, net of tax.

Pursuant to the requirements of the Property, Plant and Equipment topic of the Codification, we classified and accounted for the Beaumont assets and liabilities as held for sale in the statements of financial position and the results of operations on a net of tax basis in the statement of operations. The Property, Plant and Equipment topic of the Codification requires that assets held for sale are valued on an asset-by-asset basis at the lower of carrying amount or fair value less costs to sell. In applying those provisions, we considered cash flow analyses, and offers related to those assets. In accordance with the provisions of the Property, Plant and Equipment topic of the Codification, assets held for sale are not depreciated. In fiscal 2007, we recorded an impairment charge of $39.0 million related to the Beaumont facility.

Summarized Financial Results of Discontinued Operations

	Year Ended December 31,
(in thousands)	2009	2008	2007
Operating revenue	$1,848	$18,333	$17,137
Operating and other expenses	—	(4,574)	(48,519)
Pretax income (loss) from operations of discontinued components	1,848	13,759	(31,382)
Income tax (expense) benefit	(730)	(5,490)	12,521
Income (loss) from discontinued operations	$1,118	$8,269	$(18,861)

As of December 31, 2009 and 2008, we did not have any assets or liabilities held for sale related to discontinued operations due to the sale of the Beaumont, Texas facility on December 31, 2008.

3. Earnings Per Share

Basic income per share data is based on the weighted-average number of common shares outstanding during the period. Diluted income per share data is based on the weighted average number of common shares outstanding and the effect of all dilutive potential common shares including stock options, nonvested stock, convertible preferred shares and common stock warrants. Nonvested stock carries dividend and voting rights, but is not involved in the weighted average number of common shares outstanding used to compute basic income per share.

The following table provides a reconciliation between basic and diluted income per share for the years ended December 31, 2009, 2008 and 2007.

(in thousands, except per-share data)	2009	2008	2007
Basic income per common share attributed to Terra Industries Inc. common stockholders:
Income from continuing operations attributable to Terra Industries Inc.	$151,515	$632,772	$220,757
Less: Preferred share dividends	(56)	(3,876)	(5,100)
Inducement of preferred shares	—	(5,266)	—
Income from continuing operations available to common stockholders	151,459	623,630	215,657
Income (loss) from discontinued operations available to common stockholders	1,118	8,269	(18,861)
Income available to common stockholders	$152,577	$631,899	$196,796
Weighted average shares outstanding	99,386	93,827	90,575
Income per share – continuing operations	$1.53	$6.65	$2.38
Income (loss) per share – discontinued operations	0.01	0.09	(0.21)
Net income per share	$1.54	$6.74	$2.17
Diluted income per common share attributed to Terra Industries Inc. common shareholders:
Income from continuing operations available to common stockholders	$151,459	$623,630	$215,657
Add: Preferred share dividends	56	3,876	5,100
Inducement of preferred shares	—	5,266	—
Income available to common stockholders and assumed conversions	$151,515	$632,772	$220,757
Weighted average shares outstanding	99,386	93,827	90,575
Add incremental shares from assumed conversions:
Preferred Shares	128	8,090	12,048
Nonvested stock	478	619	823
Common stock options	—	1	111
Common stock warrants	—	822	2,897
Dilutive potential common shares	99,992	103,359	106,454
Income per share – continuing operations	$1.52	$6.12	$2.07
Income (loss) per share – discontinued operations	0.01	0.08	(0.17)
Net income per share	$1.53	$6.20	$1.90

In 2008, we commenced individual offers (the inducement offer) to pay a cash premium to holders of our 4.25 percent Cumulative Convertible Perpetual Series A Preferred Shares (Series A Preferred Shares) who elected to convert their Series A Preferred Shares into shares of Terra common stock, see Note 15, Common Stockholders’ Equity, of the Notes to the Consolidated Financial Statements. A total of 118,400 shares, or 99 percent, of the outstanding shares of Series A Preferred Shares were surrendered and converted as part of the inducement offer. The former holders of the Series A Preferred Shares received 11,887,550 shares of Terra common stock and a cash premium of approximately $5.3 million.

When convertible preferred stock is converted pursuant to an inducement offer, the excess of the fair value of the consideration transferred in the transaction to the holders of the convertible preferred stock over the fair value of the securities issuable pursuant to the original conversion terms should be subtracted from net income to arrive at net income available to common stockholders in the calculation of earnings per share. As such, the inducement payments and offering costs paid in connection with the inducement offer resulted in a reduction of net income available to common stockholders.

For purposes of our computation of diluted net income per share for the year ended December 31, 2008, the portion of our Series A Preferred Shares that was converted was considered separately from the portion of Series A Preferred Shares that was not converted. The inducement payment was attributed to the portion of the Series A Preferred Shares that was converted. As a result, conversion of the portion of the Series A Preferred Shares that was converted into 11,887,550 weighted average common shares outstanding for the year ended December 31, 2008 was also not assumed because the resulting impact on the calculation of diluted net income per common share would have been anti-dilutive. The portion of our Series A Preferred Shares that was not converted was also not assumed because the resulting impact on the calculation of diluted net income per common share would have been anti-dilutive.

4. Inventories

Inventories consisted of the following at December 31:

(in thousands)	2009	2008
Raw materials	$19,757	$17,805
Supplies	37,770	33,825
Finished goods	79,546	145,461
Total	$137,073	$197,091

5. Derivative Financial Instruments

We enter into derivative financial instruments, including swaps, basis swaps, purchased put and call options and sold call options, to manage the effect of changes in natural gas costs and the price of our nitrogen products. We report the fair value of the derivatives on our balance sheet. If the derivative is not designated as a hedging instrument, changes in fair value are recognized in earnings in the period of change. If the derivative is designated as a cash flow hedge, and to the extent such hedge is determined to be effective, changes in fair value are reported as a component of accumulated other comprehensive income (loss) in the period of change, and subsequently recognized in our statement of operations in the period the offsetting hedged transaction occurs. If an instrument or the hedged item is settled early, we evaluate whether the hedged forecasted transaction is still probable of occurring when determining whether to reclassify any gains or losses immediately in cost of sales or wait until the forecasted transaction occurs.

Until our derivatives settle, we test derivatives for ineffectiveness. This includes assessing the correlation of New York Mercantile Exchange (NYMEX) pricing, which is commonly used as an index in natural gas derivatives, to the natural gas pipelines’ pricing at our manufacturing facilities. This assessment requires management judgment to determine the statistically and industry appropriate analysis of prior operating relationships between the NYMEX prices and the natural gas pipelines’ prices at our facilities.

To the extent possible, we base our market value calculations on third party data. Due to multiple types of settlement methods available, not all settlement methods for future period trades are available from third party sources. In the event that a derivative is measured for fair value based on a settlement method that is not readily available, we estimate the fair value based on forward pricing information for similar types of settlement methods.

We manage risk using derivative financial instruments for changes in natural gas supply prices and changes in nitrogen prices. Derivative financial instruments have credit risk and market risk.

To manage credit risk, we enter into derivative transactions only with counter-parties who are currently rated as BBB or better or equivalent as recognized by a national rating agency. We will not enter into transactions with a counter-party if the additional transaction will result in credit exposure exceeding $20 million. The credit rating of counter-parties may be modified through guarantees, letters of credit or other credit enhancement vehicles. As of December 31, 2009, we did not have any credit risk related contingent features that would require us to settle the derivative instruments or to post collateral upon the occurrence of a credit event.

We classify a derivative financial instrument as a hedge if all of the following conditions are met:

1.                    The item to be hedged must expose us to currency, interest or price risk;

2.                    It must be probable that the results of the hedge position substantially offset the effects of currency, interest or price changes on the hedged item (i.e., there is a high correlation between the hedge position and changes in market value of the hedge item); and

3.                    The derivative financial instrument must be designated as a hedge of the item at the inception of the hedge.

Natural gas supplies to meet production requirements at our North American production facilities are purchased at market prices. Natural gas market prices are volatile and we effectively fix prices for a portion of our natural gas production requirements and inventory through the use of futures contracts, swaps and options. The North American contracts reference physical natural gas prices or appropriate NYMEX futures contract prices. Contract physical prices for North America are frequently based on prices at the Henry Hub in Louisiana, the most common and financially liquid location of reference for financial derivatives related to natural gas. However, natural gas supplies for Terra’s North American production facilities are purchased at locations other than Henry Hub, which often creates a location basis differential between the contract price and the physical price of natural gas. Accordingly, the use of financial derivatives may not exactly offset the change in the price of physical gas. Natural gas derivatives are designated as cash flow hedges, provided that the derivatives meet the conditions discussed above. The contracts are traded in months forward and settlement dates are scheduled to coincide with gas purchases during that future period.

A swap is a contract between us and a third party to exchange cash based on a designated price. Option contracts give the holder the right to either own or sell a futures or swap contract. The futures contracts require maintenance of cash balances generally 10 percent to 20 percent of the contract value and option contracts require initial premium payments ranging from 2 percent to 5 percent of contract value. Basis swap contracts require payments to or from us for the amount, if any, that monthly published gas prices from the source specified in the contract differ from prices of NYMEX natural gas futures during a specified period. There are no initial cash requirements related to the swap and basis swap agreements.

We may use a collar structure where we will enter into a swap, sell a call at a higher price and buy a put. The collar structure allows for greater participation in a decrease to natural gas prices and protects against moderate price increases. However, the collar exposes us to large price increases.

As of December 31, 2009 and 2008, we had open derivative contracts of 15.6 million MMBtus and 17.9 million MMBtus, respectively, of natural gas.

The following summarizes the gross fair market value of all derivative instruments and their location in our Consolidated Balance Sheet are shown by those in an asset or liability position and are categorized as commodity derivatives.

Asset Derivatives (a)

Derivative Instrument	Location	December 31, 2009	December 31, 2008
Commodity Derivatives	Other current assets	$9,076	$25,773

Liability Derivatives (a)

Derivative Instrument	Location	December 31, 2009	December 31, 2008
Commodity Derivatives	Derivative hedge liabilities	$(281)	$(125,925)

(a)

Amounts are disclosed at gross fair value as required by the Derivative and Hedging topic of the FASB Accounting Standards Codification. All of our commodity derivatives are designated as cash flow hedging instruments. The deferred taxes related to these commodity derivatives for the periods ended December 31, 2009 and 2008 were $(3.2) million and $25.2 million, respectively.

Certain derivatives outstanding at December 31, 2009 and 2008, which settled during January 2010 and January 2009, respectively, are included in the position of open natural gas derivatives in the table above. The January 2010 derivatives settled for an approximate $3.4 million gain compared to the January 2009 derivatives which settled for an approximate $39.4 million loss. All open derivatives at December 31, 2009 will settle during the next 12 months.

We are required to maintain certain margin deposits on account with derivative counterparties. At December 31, 2009, we had no margin deposits with derivative counterparties, which are reported as “Margin deposits with derivative counterparties” on the Consolidated Statements of Financial Position. At December 31, 2008, we had margin deposits with derivative counterparties of $36.9 million.

At December 31, 2009 and 2008, we determined that a portion of certain derivative contracts were ineffective for accounting purposes and, as a result, recorded a $0.7 million and $3.0 million charge to cost of sales, respectively.

Certain derivative contracts were entered into to mitigate the risk of changes in prices of natural gas purchases associated with fixed-priced sales orders from customers. Due to a significant decline in fertilizer demand during late 2008, we decided to temporarily halt production at our Donaldsonville, Louisiana and Woodward, Oklahoma facilities. In 2008, we recorded a charge of $16.5 million to cost of sales representing the fair value carried in accumulated other comprehensive income (loss) of related derivative contracts because we no longer anticipate purchasing the natural gas due to the production curtailments. Additionally in 2008, we recorded a charge of $16.0 million to cost of sales representing a portion of fair value carried in accumulated other comprehensive income (loss) for those contracts that we determined would not result in production costs that would support reasonably profitable operations.

The effective portion of gains and losses on derivative contracts that qualify for hedge treatment are carried as accumulated other comprehensive income (loss) and credited or charged to cost of sales in the month in which the hedged transaction settles. Gains and losses on the contracts that do not qualify for hedge treatment are credited or charged to cost of sales based on the positions fair value. The risk and reward of outstanding natural gas positions are directly related to increases or decreases in natural gas prices in relation to the underlying NYMEX natural gas contract prices.

The following table presents the effect of our commodity derivative instruments on the Consolidated Statement of Operations for the year ended December 31, 2009 and 2008.

Year Ended December 31,

		Location of Gain	Amount of Gain (Loss)			Amount of Gain (Loss)
Amount of Gain (Loss)		(Loss) Reclassified	Reclassified from AOCI			Recognized in
Recognized in OCI		from AOCI into	into Income		Location of Gain (Loss)	Income(b)
2009	2008	Income(a)	2009	2008	Recognized in Income(b)	2009	2008
$8,367	$(65,279)	Cost of Sales	$(112,119)	$(172,521)	Cost of Sales	$(675)	$(7,332)

(a)	Effective portion of gain (loss)

(b)

The amount of gain or (loss) recognized in the income represents $(0.7) million and $(3.0) million related to the ineffective portion of the hedging relationships and $0.0 million and $(4.3) million related to the amount excluded from the assessment of hedge effectiveness.

At times, we also use forward derivative instruments to fix or set floor prices for a portion of our nitrogen sales volumes. At December 31, 2009, we had 9,000 tons of open nitrogen solution sold swap contracts, offset by 9,000 tons of purchased swap contracts. Outstanding nitrogen solution contracts do not qualify for hedge treatment due to inadequate trading history to demonstrate effectiveness. Consequently, these contracts are marked-to-market and unrealized gains or losses are reflected in revenue in the statement of operations. For the years ending December 31, 2009, 2008 and 2007, we recognized losses of $0.3 million, $0.0 million and $2.6 million, respectively.

6. Fair Value Measurements, Financial Instruments and Concentrations of Credit Risk

The Fair Value Measurements and Disclosures topic of the Codification establishes a three level hierarchal disclosure framework that prioritizes and ranks the level of market price observability used in measuring assets and liabilities at fair value. Market price observability is impacted by a number of factors, including the type of asset or liability and its characteristics. Assets and liabilities with readily available active quoted prices or for which fair value can be measured from actively quoted prices generally will have a higher degree of market price observability and a lesser degree of judgment used in measuring fair value.

The three levels are defined as follows:

Level 1—inputs to the valuation methodology are unadjusted quoted prices for identical assets or liabilities in active markets.

Level 2—inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.

Level 3—inputs to the valuation methodology are unobservable and significant to the fair value measurement.

We evaluated our assets and liabilities to determine which items should be disclosed according to the Fair Value Measurements and Disclosures topic of the Codification. We currently measure our money market funds and derivative contracts on a recurring basis at fair value. The fair value of our money market fund investments was determined based on quoted prices in active markets for identical assets. The inputs included in the fair value measurement of our derivative contracts use adjusted quoted prices from an active market, which are classified as level 2 as a significant other observable input in the disclosure hierarch framework as defined by the Fair Value Measurements and Disclosures topic of the FASB Accounting Standard Codification. Our gas derivative contracts, which are classified as a level 2 input, are comprised of swaps, basis swaps and options. The valuation techniques for these contacts are observable market data for inputs, including prices quoted on the NYMEX, prices quoted in spot markets and commonly referenced industry publications and prices quoted by market makers. There have been no changes in valuation techniques during the year ended December 31, 2009.

The following table summarizes the valuation of Terra’s assets and liabilities in accordance with the Fair Value Measurements and Disclosures topic of the Codification fair value hierarchy levels as of December 31, 2009:

(in thousands)	Quoted Market Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets
Money market funds	$280,470	$—	$—
Derivative contracts	—	9,076	—
Total	$280,470	$9,076	$—
Liabilities
Derivative contracts	$—	$(281)	$—
Total	$—	$(281)	$—

The following table summarizes the valuation of Terra’s assets and liabilities in accordance with the Fair Value Measurements and Disclosures topic of the Codification fair value hierarchy levels as of December 31, 2008:

(in thousands)	Quoted Market Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets
Money market funds	$755,501	$—	$—
Derivative contracts	—	25,773	—
Total	$755,501	$25,773	$—
Liabilities
Derivative contracts	$—	$(125,925)	$—
Total	$—	$(125,925)	$—

The following table represents the carrying amounts and estimated fair values of Terra’s financial instruments at December 31, 2009 and 2008.

	2009		2008
(in millions)	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Financial Assets
Cash and cash equivalents	$501.3	$501.3	$966.7	$966.7
Margin deposits with derivative counterparties	—	—	36.9	36.9
Financial liabilities
Long-term debt	602.4	652.6	330.0	241.3
Preferred shares	0.5	1.6	1.5	2.7

The following methods and assumptions were used to estimate the fair value of each class of financial instrument:

•                  Cash and receivables: The carrying amounts approximate fair value because of the short maturity of those instruments.

•                  Long-term debt: The fair value of our long-term debt is estimated by discounting expected cash flows at the rates currently offered for debt of the same remaining maturities.

•                  Preferred shares: Preferred shares are valued on the basis of market quotes, when available and management estimates based on comparisons with similar instruments that are publicly traded.

Concentration of Credit Risk: We are subject to credit risk through trade receivables and short-term investments. Although a substantial portion of our debtors’ ability to pay depends upon the agribusiness economic sector, credit risk with respect to trade receivables generally is minimized due to its geographic dispersion. Short-term cash investments are placed in short duration corporate and government debt securities funds with well-capitalized, high quality financial institutions.

Financial Instruments: At December 31, 2009, we had letters of credit outstanding totaling $8.0 million, guaranteeing various insurance and financing activities.

7. Property, Plant and Equipment, Net

Property, plant and equipment, net consisted of the following at December 31:

(in thousands)	2009	2008
Land	$8,444	$8,416
Buildings and improvements	60,985	57,352
Plant and equipment	948,441	862,057
Construction in progress	78,274	46,383
	1,096,144	974,208
Less accumulated depreciation and amortization	(639,442)	(570,895)
Total	$456,702	$403,313

Depreciation expense for property, plant and equipment for the years ending December 31, 2009, 2008 and 2007 was $60.6 million, $51.8 million and $70.6 million, respectively.

8. Equity Investments

North America

Our investments in North American companies that are accounted for on the equity method of accounting consist of the following: (1) 50 percent ownership interest in Point Lisas Nitrogen Limited (PLNL), which operates an ammonia production plant in Trinidad, (2) 50 percent interest in an ammonia storage joint venture located in Houston, Texas and (3) 50 percent interest in a joint venture in Oklahoma CO2, located in Verdigris, Oklahoma, which produces CO2 at our Verdigris nitrogen plant. These investments were $113.9 million and $131.6 million at December 31, 2009 and 2008, respectively. We include the net earnings of these investments as equity in earnings of North American affiliates as an element of income from operations because the investees’ operations provide additional capacity to our operations.

The combined results of operations and financial position of our North American equity method investments are summarized below:

(in thousands)	2009	2008	2007
Condensed income statement information:
Net sales	$168,234	$380,540	$151,723
Net income	$48,554	$123,019	$38,411
Terra’s equity in earnings of North American affiliates	$17,702	$56,237	$16,209

(in thousands)	2009	2008
Condensed balance sheet information:
Current assets	$52,701	$50,582
Long-lived assets	156,825	173,631
Total assets	$209,526	$224,213
Current liabilities	$23,041	$20,212
Long-term liabilities	19,083	19,380
Equity	167,402	184,621
Total liabilities and equity	$209,526	$224,213

The carrying value of these investments at December 31, 2009 was $30.2 million more than our share of the affiliates’ book value. The excess is attributable primarily to the step-up in basis for fixed asset values, which is being depreciated over a period of approximately 15 years. Our equity in earnings of unconsolidated subsidiaries is different than our ownership interest in income reported by the unconsolidated subsidiaries due to deferred profits on intergroup transactions and amortization of basis differences.

We have transactions in the normal course of business with PLNL, whereby we are obliged to purchase 50 percent of the ammonia produced by PLNL at current market prices. During the year ended December 31, 2009, we purchased approximately $79.1 million of ammonia from PLNL. During the year ended December 31, 2008, we purchased approximately $182.4 million of ammonia from PLNL.

The total cash distributions from our North American equity method investments were $35.8 million, $72.8 million, and $29.5 million at December 31, 2009, 2008 and 2007, respectively.

United Kingdom

On September 14, 2007, we completed the formation of GrowHow UK Limited (GrowHow), a joint venture between Terra and Kemira GrowHow Oyj (Kemira). Pursuant to the joint venture agreement, we contributed our United Kingdom subsidiary Terra Nitrogen (UK) Limited to the joint venture for a 50 percent interest. Subsequent to the formation, we have accounted for our investment in GrowHow as a non-operating equity method investment. We do not include the net earnings of this investment as an element of income from operations since the investees’ operations do not provide additional capacity to us, nor are its operations integrated with our supply chain in North America. The GrowHow joint venture includes the Kemira site at Ince and our former Teeside and Severnside sites.

In conjunction with the formation of GrowHow, we commenced the closure of our Severnside, U.K. facility. Pursuant to the agreement with Kemira, we are responsible for the remediation costs required to prepare the Severnside site for disposal. During 2009, Severnside underwent remediation and we incurred $8.7 million in relation to the remediation costs. We estimate a remaining $2-3 million in remediation cost to be incurred in 2010. Upon the disposition of Severnside, Terra is entitled to receive the net sales proceeds. We anticipate the proceeds related to the sale of the Severnside land will exceed the total cost of reclamation of the site.

The Joint Venture Contribution Agreement specifies that we are entitled to receive balancing consideration payments up to £60 million based on GrowHow’s operating results for fiscal 2008 to 2010. Pursuant to agreements with Kemira, we received minimum balancing consideration and other payments totaling £13.7 million ($21.2 million) and £38.0 million ($61.3 million) during the year ended December 31, 2009 and 2008, respectively. We also received $27.4 million from GrowHow during 2008 for the refund of working capital contributions in excess of amounts specified in the Joint Venture Contribution Agreement. The carrying value of this equity method investment was $144.9 million and $139.3 million at December 31, 2009 and 2008, respectively.

The financial position of our equity method investment in GrowHow at December 31, 2009 and 2008 and the results of operations for the year ended December 31, 2009, 2008 and 2007 are summarized below.

(in thousands)	2009	2008	2007
Condensed income statement information:
Net sales	$494,202	$1,111,272	$233,103
Net income	$38,691	$191,781	$4,253
Terra’s equity in earnings (losses) of GrowHow	$14,177	$95,578	$(2,718)

(in thousands)	2009	2008
Condensed balance sheet information:
Current assets	$206,225	$212,992
Long-lived assets	288,101	239,589
Total assets	$494,326	$452,581
Current liabilities	$82,877	$86,471
Long-term liabilities	186,257	132,754
Equity	225,192	233,356
Total liabilities and equity	$494,326	$452,581

The carrying value of these investments at December 31, 2009 and 2008, was $32.3 million and $22.7 million, respectively, more than our share of GrowHow’s book value. The excess is attributable to basis differences for fixed asset values, which is being depreciated over a period of 12 years, and the balancing consideration payment from GrowHow as previously discussed. Our equity in earnings of GrowHow is different than our ownership interest in GrowHow’s net income due to the amortization of basis differences.

9. Revolving Credit Facility and Long-Term Debt

Long-term debt and capital lease obligations consisted of the following at December 31:

(in thousands)	2009	2008
Unsecured Senior Notes, 7.0% due 2017	$12,525	$330,000
Unsecured Senior Notes, 7.75% due 2019	600,000	—
	612,525	330,000
Less net unamortized debt discount	(10,091)	—
Less current maturities	—	—
Total long-term debt	$602,434	$330,000

In October 2009, we issued $600 million of 7.75 percent Unsecured Senior Notes due in 2019 (2019 Notes) in order to fund the special cash dividend and refinance our Senior Unsecured Notes due in 2017 (2017 Notes). The notes are unconditionally guaranteed by Terra and certain of its U.S. subsidiaries, see Note 24, Guarantor Subsidiaries, of the Notes to the Consolidated Financial Statements. These notes and guarantees are unsecured and will rank equal in right of payment with any existing and future senior obligations of such guarantors.

The Indenture governing the 2019 Notes contains covenants that limit, among other things, our ability to: incur additional debt, pay dividends on common stock of Terra or repurchase shares of such common stock, make certain investments, sell assets, enter into transactions with affiliates, limit dividends or other payments by our restricted subsidiaries, enter into sale and leaseback transactions, engage in other businesses, sell all or substantially all of our assets or merge with or into other companies, and reduce our insurance coverage.

Upon a Change of Control (as defined in the Indenture), such as the proposed merger pursuant to the Agreement and Plan of Merger by and among Yara International ASA, Yukon Merger Sub, Inc. and Terra, dated as of February 12, 2010 (see Note 27, Subsequent Events, of the Notes to the Consolidated Financial Statements), we are obligated to repurchase the 2019 Notes at a cash price equal to 101 percent of the aggregate principal amount outstanding at that time, plus accrued interest as of the date of purchase. The Indenture governing the 2019 Notes contains events of default and remedies customary for a financing of this type.

On September 24, 2009, we commenced a cash tender offer for any and all of the 2017 Notes. On October 27, 2009, we announced completion of the tender offer and received tenders from holders of approximately $317.5 aggregate principal amount of the 2017 Notes, representing approximately 96.2 percent of the outstanding notes. As of December 31, 2009, the outstanding debt balance related to the 2017 Notes is $12.5 million. We recorded a $53.5 million pre-tax loss ($32.4 million, net of tax) on the early retirement of debt which consisted of $48.8 million for the early call premium, $4.5 million of unamortized issuance costs, and $0.2 million in related expenses for the tender of the 2017 Notes. There are no covenants on the remaining 2017 Notes.

We have revolving credit facilities totaling $200 million that expire January 31, 2012. The revolving facilities are secured by substantially all of our working capital. Borrowing availability is generally based on 100 percent of eligible cash balances, 85 percent of eligible accounts receivable, approximately 60 percent of eligible finished goods inventory and is reduced by outstanding letters of credit. These facilities include $50 million only available for the use of Terra Nitrogen Company L.P. (TNCLP), one of our consolidated subsidiaries. Borrowings under the revolving facilities will bear interest at a floating rate plus an applicable margin, which can be either a base rate, or, at our option, a London Interbank Offered Rate (LIBOR). At December 31, 2009, the LIBOR rate was 0.24 percent. The base rate is the highest of (1) Citibank, N.A.’s base rate (2) the federal funds effective rate, plus one-half percent (0.50 percent) per annum and (3) the base three month certificate of deposit rate, plus one-half percent (0.50 percent) per annum, plus an applicable margin in each case. LIBOR loans will bear interest at LIBOR plus an applicable margin. The applicable margins for base rate loans and LIBOR loans are 2.00 percent and 3.00 percent, respectively, at December 31, 2009. The facilities require an initial three-quarter percent (0.75 percent) commitment fee on the difference between committed amounts and amounts actually borrowed.

At December 31, 2009, we had no outstanding revolving credit borrowings and $8.0 million in outstanding letters of credit. The $8.0 million in outstanding letters of credit reduced our borrowing availability to $192.0 million at December 31, 2009. The credit facilities require that we adhere to certain limitations on additional debt, capital expenditures, acquisitions, liens, asset sales, investments, prepayments of subordinated indebtedness, changes in lines of business and transactions with affiliates. If our borrowing availability falls below $60 million, we are required to have achieved minimum operating cash flows or earnings before interest, income taxes, depreciation, amortization and other non-cash items of $60 million during the most recent four quarters.

The facilities also require that there be no change of control related to Terra, such that no individual or group acquires more than 35 percent of the outstanding voting shares of Terra. Such a change of control, such as the proposed merger pursuant to the Agreement and Plan of Merger by and among Yara International ASA, Yukon Merger Sub, Inc. and Terra, dated as of February 12, 2010 (see Note 27, Subsequent Events, of the Notes to the Consolidated Financial Statements), would constitute an event of default under the facilities.

10. Turnaround Costs

The following represents a summary of the deferred plant turnaround costs for the year ended December 31, 2009 and 2008:

(in thousands)	Beginning Balance	Turnaround Costs Capitalized	Turnaround Amortization	Currency Translation Adjustments	Ending Balance
Year ended:
December 31, 2009	$23,467	$25,427	$(24,267)	$384	$25,011
December 31, 2008	$42,190	$10,125	$(27,017)	$(1,831)	$23,467

11.   Accrued and Other Current Liabilities

Accrued and other current liabilities consisted of the following at December 31:

(in thousands)	2009	2008
Payroll and benefit costs	$18,913	$27,104
Accrued CF defense costs	14,730	—
Income taxes payable	9,441	63,999
Accrued interest	8,898	9,748
Accrued property taxes	3,554	3,291
Current accrued phantom shares	3,449	4,341
Accrued consulting	1,972	1,390
Deferred revenue	1,530	3,346
Unrecognized tax benefit (see Note 21)	1,506	—
Other	14,799	14,551
Total	$78,792	$127,770

12. Other Liabilities

Other liabilities consisted of the following at December 31:

(In thousands)	2009	2008
Unrecognized tax benefit (See Note 21)	$60,904	$35,949
Long-term medical and closed facilities reserve	21,483	23,887
Long-term deferred revenue	9,178	10,488
Accrued phantom shares	2,355	2,430
Other	7,206	5,799
Total	$101,126	$78,553

13. Commitments and Contingencies

We are committed to various non-cancelable operating leases for equipment, railcars and production, office and storage facilities expiring on various dates through 2017.

Total minimum rental payments are as follows:

(in thousands)
2010	$43,273
2011	39,185
2012	31,058
2013	21,200
2014	11,741
2015 and thereafter	10,600
Net minimum lease payments	$157,057

Total rental expense under all leases, including short-term cancelable operating leases, was $24.2 million, $23.5 million and $23.1 million for the years ended December 31, 2009, 2008 and 2007, respectively.

We have entered into various contractual agreements that create an obligation into the future. These agreements expire on various dates through 2018 and are as follows:

(in thousands)
2010	$378,961
2011	126,987
2012	125,188
2013	118,317
2014	111,643
2015 and thereafter	410,400
Total obligations	$1,271,496

Included above are purchase agreements for various services and products relating to operations. These commitments include open purchase orders, inventory purchase commitments and firm utility and natural gas commitments. Our minimum commitments for natural gas purchases which are floating-rate contracts are calculated using the prevailing NYMEX forward prices at December 31, 2009.

We have a contractual agreement to purchase one-half of the ammonia produced by PLNL, our joint venture ammonia plant located in Trinidad. The purchase price is based on the average market price of ammonia, F.O.B. Caribbean, less a discount. The agreement is in place until October of 2018. Assuming purchases of 360,000 short tons per year at the three year average price paid, the annual purchase obligation would be $102.6 million.

We are liable for retiree medical benefits of employees of coal mining operations sold in 1993, under the Coal Industry Retiree Health Benefit Act of 1992, which mandated liability for certain retiree medical benefits for union coal miners. We have provided reserves adequate to cover the estimated present-value of these liabilities at December 31, 2009. Our long-term medical and closed facilities reserve at December 31, 2009, includes $21.5 million for expected future payments for the coal operation’s retirees and other former employees. We may recover a portion of these payments through our rights in bankruptcy against Harman Coal Company (a former coal subsidiary), and subject to damages received by Harman Coal Company through its on-going litigation with Massey Energy Company. No provision for such recoveries has been made in our financial statements.

The Asset Retirement and Environmental Obligations topic of the Codification requires recognition of a liability for the fair value of a conditional asset retirement obligation if the fair value of the liability can be reasonably estimated. We have certain facilities that contain asbestos insulation around certain piping and heated surfaces. The asbestos insulation is in adequate condition to prevent leakage and can remain in place as long as the facility is operated or remains assembled. We plan to maintain the facilities in an adequate condition to prevent leakage through our standard repair and maintenance activities. We have not recorded a liability relating to the asbestos insulation, as management believes that it is not possible to reasonably estimate a settlement date for asbestos insulation removal because the facilities have an indeterminate life.

We are involved in various legal actions and claims, including environmental matters, arising from the normal course of business. Management believes that the ultimate resolution of these matters will not have a material adverse effect on the results of our operations, financial position or net cash flows.

14. Preferred Shares

The components of preferred shares outstanding at December 31:

	2009		2008
(in thousands)	Number of shares	Carrying Value	Number of shares	Carrying Value
Series A Preferred Shares (120,000 shares authorized, $1,000 per share liquidation value)	500	$483	1,600	$1,544

We have 500 shares of Series A Preferred Shares with a liquidation value of $1,000 per share outstanding at December 31, 2009 and 1,600 shares with a liquidation value of $1,000 per share at December 31, 2008. Cumulative dividends of $10.625 per share are payable quarterly. The Series A Preferred Shares are not redeemable, but are convertible into our common stock at the option of the holder for a conversion price of $9.96 per common share. The Series A Preferred Shares may automatically be converted to common shares after December 20, 2009 if the closing price for our common shares exceeds 140 percent of the conversion price for any twenty days within a consecutive thirty day period prior to such conversion. Upon the occurrence of a fundamental change to our capital structure, including a change of control, merger, or sale of Terra, such as the proposed merger pursuant to the Agreement and Plan of Merger by and among Yara International ASA, Yukon Merger Sub, Inc. and Terra, dated as of February 12, 2010 (see Note 27, Subsequent Events, of the Notes to the Consolidated Financial Statements), holders of the Series A Preferred Shares may require us to purchase any or all of their shares at a price equal to their liquidation value plus any accumulated, but unpaid, dividends. We also have the right, under certain conditions, to require holders of the Series A Preferred Shares to exchange their shares for convertible subordinated debentures with similar terms. The merger agreement with Yara International ASA and Yukon Merger Sub, Inc. requires Terra to convert all outstanding Series A Preferred Shares into common stock prior to the closing of the proposed merger. On February 24, 2010, we announced that all outstanding Series A Preferred Shares will convert to shares of common stock on March 15, 2010.

In 2008, we commenced offers (the inducement offers) to pay a cash premium to holders of the Series A Preferred Shares who elected to convert their Series A Preferred Shares into shares of Terra common stock. At total of 118,400 shares, or 99 percent of the outstanding shares of Series A Preferred Shares were surrendered and converted as part of the inducement offers. In the aggregate, the former holders of the Series A Preferred Shares received 11,887,550 shares of Terra Industries common stock and a cash premium of approximately $5.3 million.

The $5.3 million represents the difference between the fair value of all securities and other consideration transferred in the transaction to the preferred stockholders and the fair value of securities issuable pursuant to the original conversion terms of the Series A Preferred Shares less the costs related to the inducement offer.

In 2009, a total of 1,100 shares of the outstanding Series A Preferred Shares were surrendered and converted into 110,442 shares of Terra Industries common stock and no cash premium was paid.

15. Common Stockholders’ Equity

Terra allocates $1.00 per share upon the issuance of Common Shares to the Common Share capital account. The Common Shares have no par value. At December 31, 2009, 0.8 million common shares were reserved for issuance upon award of restricted shares.

In 2009, Terra’s Board of Directors declared and paid the following dividends:

Date of Declaration	Date of Record	Date of Payment	Declared and Paid Per Common Share
February 10, 2009	March 18, 2009	April 7, 2009	$0.10
April 21, 2009	May 20, 2009	June 9, 2009	0.10
July 23, 2009	August 20, 2009	September 10, 2009	0.10
October 22, 2009	November 23, 2009	December 11, 2009	0.10
October 29, 2009	November 23, 2009	December 11, 2009	7.50
			$7.90

In 2008, Terra’s Board of Directors declared and paid the following dividends:

Date of Declaration	Date of Record	Date of Payment	Declared and Paid Per Common Share
May 8, 2008	May 28, 2008	June 13, 2008	$0.10
July 24, 2008	August 25, 2008	September 12, 2008	0.10
October 23, 2008	November 24, 2008	December 12, 2008	0.10
			$0.30

Future dividends are necessarily dependent upon future earnings, capital requirements, general financial condition, general business conditions, approval from our Board of Directors and other factors. Pursuant to the terms of the Yara Merger Agreement, Terra is restricted from paying dividends on shares of our common stock other than the regular dividend for the fourth quarter of 2009, which was declared by the Board of Directors on February 18, 2010 to holders of record as of March 17, 2010 and is payable on April 7, 2010, and for the first quarter of 2010.

On October 29, 2009, Terra’s Board of Directors declared a special cash dividend of $7.50 per share to holders of record on November 23, 2009 and paid on December 11, 2009. In connection with our special cash dividend, we recorded a charge of $608.0 million to retained earnings equal to the retained earnings balance at the date of the dividend declaration with the excess of $140.7 million charged to additional paid-in capital.

In connection with the Mississippi Chemical Corporation (MCC) acquisition, we issued warrants to purchase 4.0 million of our common shares at $5.48 per share. These warrants were valued at $21.1 million at the MCC closing. During 2005, shareholders approved the issuance of the underlying shares and the warrant value was reclassified to common stockholders’ equity. During 2008, all of these warrants were exercised and were redeemed for common shares.

On May 6, 2008, the Board of Directors adopted a resolution for the repurchase of 12,841,717 shares, representing 14 percent of our then outstanding common stock. The stock buyback program commenced on May 7, 2008 and has been and will be conducted on the open market, in private transactions or otherwise at such times prior to June 30, 2010, and at such prices we determine appropriate. Purchases may be commenced or suspended at any time without notice. As of December 31, 2009, there were 7,448,662 shares available to be purchased under the plan. There were no share repurchases during the year ending December 31, 2009.

16. Share-Based Compensation

We sponsor two share-based compensation plans, the Terra Industries Inc. Stock Incentive Plan of 2002 (2002 Plan) and the Terra Industries Inc. 2007 Omnibus Incentive Compensation Plan (2007 Plan). The Terra Industries Inc. 1997 Stock Incentive Plan expired and the remaining awards were exercised in 2008. As of December 31, 2009 there were approximately 7,000,000 shares authorized in the 2002 and 2007 Plans. Of the total authorized shares, approximately 875,000 and 3,047,000 shares are available in the 2002 Plan and the 2007 Plan, respectively. The 2002 Plan has 383,900 shares reserved and the 2007 Plan has 376,500 shares reserved.

On February 12, 2010, the Compensation Committee of our Board of Directors approved an adjustment to the total number of shares available under the 2007 Plan to account for our special cash dividend of $7.50 per common share that was paid on December 11, 2009.

Awards granted under the plans may consist of incentive stock options (ISOs) or non-qualified stock options (NQSOs), stock appreciation rights (SARs), nonvested stock awards or other share-based awards (i.e. performance shares), with the exception that non-employee directors may not be granted SARs and only employees of Terra may be granted ISOs.

The Compensation Committee of our Board of Directors administers the plans and determines the exercise price, exercise period, vesting period and all other terms of the grant. All share-based awards to directors, officers and employees expire ten years after the date of the grant. ISOs and NQSOs, which are not exercised after vesting, expire ten years after the date of the award. The vesting period for nonvested stock is determined at the grant date of the award; the vesting period is usually three years. The vesting date for other share-based awards is also set at the time of the award but can vary in length; there is usually no expiration date for other share-based awards.

On February 12, 2010, the Compensation Committee of our Board of Directors approved an adjustment to the number of outstanding, nonvested stock shares with performance conditions and to the number of outstanding phantom share awards as of December 11, 2009 in order to preserve the value of such awards following a special cash dividend of $7.50 per common share that was paid on December 11, 2009.

We account for our stock-based compensation in accordance with ASC 718, Compensation—Stock Compensation, using the modified prospective method, which requires companies to record stock compensation expense for all non-vested and new awards beginning as of January 1, 2006. Under ASC Topic 718, we measure and record compensation expense for our nonvested share awards based on their fair value of our common stock at the date of grant. Compensation expense is recognized for nonvested stock awards on a straight-line basis over the vesting period. Our phantom shares, however, are liability awards as they settle in cash; therefore, we measure and record compensation expense for these awards based on their fair value at the end of each reporting period until their vesting date. This may cause fluctuations in earnings that do not exist under the accounting requirements for our nonvested shares. ASC 718 requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from initial estimates. We have thus recorded stock-based compensation expense net of estimated forfeitures. Cash flows resulting from the tax benefits due to tax deductions in excess of the compensation cost recognized for those awards (excess tax benefits) are classified as financing cash flows. Compensation cost charged against income and the total income tax benefit recognized for share-based compensation arrangements is included below:

	Year ended December 31,
(in thousands)	2009	2008	2007
Compensation cost charged to SG&A expense	$16,174	$8,104	$31,452
Total compensation cost charged to income	$16,174	$8,104	$31,452
Income tax benefit	$6,389	$2,836	$11,008

Nonvested Stock Shares and Phantom Share Awards

We currently have outstanding nonvested shares and phantom share awards with both service conditions and performance conditions. Nonvested stock shares and phantom share awards with service and performance conditions usually “cliff vest” in three years from the grant date. This means that the performance conditions of the nonvested shares and phantom share awards are based on a calculated return on capital over a three-year period. For awards with performance conditions, the grants will be forfeited if the performance conditions are not achieved.

We recognize compensation expense for nonvested stock share awards over the vesting periods based on fair value, which is equal to the market price of our stock on the date of grant. During 2009, 2008 and 2007, we recorded compensation expense of $9.6 million, $9.9 million and $11.0 million, respectively. We recognize compensation expense for the phantom share awards over the vesting periods based on fair value, which is equal to the market price of our stock at each reporting period date. The phantom share awards settle in cash. During 2009 we recognized a stock compensation expense of $6.6 million related to phantom stock. We recorded a stock compensation benefit of $1.8 million in 2008, compared to a $20.4 million stock compensation expense in 2007. The year-over-year fluctuations in phantom stock expense are a direct result of our stock performance since we mark these awards to market each reporting period. Compensation costs for nonvested stock shares and phantom share awards are reduced for estimated forfeitures and then amortized to expense using the straight-line method. For awards with performance conditions, we estimate the expected number of awards to vest at the time of the award grant. We record the compensation expense for the awards with performance conditions ratably over the requisite service period related to the performance condition, taking into consideration any changes to the expected shares to vest as such matters arise.

A summary of the status of our nonvested share awards as of December 31, 2009, and changes during the year then ended, is:

(in thousands, except fair values)	Shares	Weighted Average Grant-Date Fair Value
Outstanding at January 1, 2009	897	$14.49
Granted	274	25.87
Vested	(624)	14.25
Terminated	—	—
Outstanding at December 31, 2009	547	$27.66

The fair value of the nonvested shares and phantom shares that vested during 2009 was $19.9 million and $6.8 million, respectively. The fair value of the nonvested shares and phantom shares that vested during 2008 was $38.1 million and $5.1 million, respectively.

At December 31, 2009, the total unrecognized compensation cost related to all nonvested share awards was $7.1 million. That cost is expected to be recognized over a weighted-average period of 1.3 years.

17. Retirement Benefit Plans

We maintain defined benefit pension plans that cover certain salaried and hourly employees. Benefits are based on a pay formula. In 2008, we adopted the measurement date provisions of the Compensation for Retirement Benefits topic of the Codification and converted to a December 31 measurement date. We had previously used a September 30 measurement date in 2007. This adoption resulted in a $1.0 million decrease in retained earnings related to the additional pension expense for the period from October 1, 2007 through December 31, 2007.

The defined benefit plans’ assets consist principally of equity securities and corporate and government debt securities. We also have certain non-qualified pension plans covering executives, which are unfunded. We accrue pension costs based upon actuarial information we obtain for each plan and fund these costs in accordance with statutory requirements.

The components of net periodic pension expense are:

(in thousands)	2009	2008	2007
Service cost	$2,754	$3,665	$3,113
Interest cost	19,339	23,239	17,648
Adjustment for measurement date change	—	(5,380)	—
Expected return on plan assets	(19,125)	(18,804)	(18,063)
Amortization of prior service cost	(38)	(37)	(36)
Amortization of actuarial loss	963	646	1,871
Pension expense	$3,893	$3,329	$4,533

We have defined benefit plans in the U.S. and Canada. During 2007, we contributed our Terra Nitrogen (UK) subsidiary into a joint venture. The joint venture assumed the pension liabilities associated with Terra Nitrogen (UK). We administer our plans to comply with the applicable laws in each country.

The following table reconciles, by geographic location, the plans’ funded status to amounts included in the Consolidated Statements of Financial Position at December 31, 2009:

(in thousands)	U.S.	Canada	Total
Change in Projected Benefit Obligation Present Value
Projected benefit obligation—beginning of year	$251,835	$40,170	$292,005
Service cost	1,725	1,029	2,754
Interest cost	16,440	2,899	19,339
Actuarial gain	24,706	(738)	23,968
Foreign currency exchange rate changes	—	6,751	6,751
Benefits paid	(15,861)	(1,509)	(17,370)
Projected benefit obligation—end of year	278,845	48,602	327,447
Change in Plan Assets
Fair value plan assets—beginning of year	243,709	41,542	285,251
Actual return on plan assets	22,146	5,931	28,077
Foreign currency exchange rate changes	—	7,351	7,351
Employer contribution	706	1,686	2,392
Benefits paid	(15,861)	(1,509)	(17,370)
Fair value plan assets—end of year	250,700	55,001	305,701
Funded Status	(28,145)	6,399	(21,746)
Unrecognized net actuarial loss	37,236	5,341	42,577
Unrecognized prior service cost	(199)	—	(199)
Prepaid benefit cost	$8,892	$11,740	$20,632

The following table reconciles, by geographic location, the plans’ funded status to amounts included in the Consolidated Statements of Financial Position at December 31, 2008:

(in thousands)	U.S.	Canada	Total
Change in Projected Benefit Obligation Present Value
Projected benefit obligation—beginning of year	$253,446	$52,171	$305,617
Service cost	2,134	1,531	3,665
Interest cost	19,808	3,431	23,239
Actuarial gain	(4,118)	(4,501)	(8,619)
Foreign currency exchange rate changes	—	(10,131)	(10,131)
Benefits paid	(19,435)	(2,331)	(21,766)
Projected benefit obligation—end of year	251,835	40,170	292,005
Change in Plan Assets
Fair value plan assets—beginning of year	250,319	56,000	306,319
Actual return on plan assets	12,137	(3,395)	8,742
Foreign currency exchange rate changes	—	(10,634)	(10,634)
Employer contribution	688	1,902	2,590
Benefits paid	(19,435)	(2,331)	(21,766)
Fair value plan assets—end of year	243,709	41,542	285,251
Funded Status	(8,126)	1,372	(6,754)
Unrecognized net actuarial loss	18,394	9,147	27,541
Unrecognized prior service cost	(236)	—	(236)
Prepaid benefit cost	$10,032	$10,519	$20,551

The amounts recognized in the Consolidated Statement of Financial Position for the plans described above are as follows:

(in thousands)	2009	2008
Accrued (prepaid) benefit cost	$(20,632)	$(20,551)
Accumulated other comprehensive loss	26,093	17,179
Deferred tax asset	16,285	10,126
Funding subsequent to valuation	—	—
Amount recognized (net)	21,746	6,754
Pension asset	6,481	3,275
Less: current portion	(706)	(859)
Pension liabilities (gross)	$27,521	$9,170

The accumulated benefit obligation for our pension plans was $315.5 million and $282.1 million at December 31, 2009 and 2008, respectively. The projected benefit obligation for our pension plans was $327.4 million and $292.0 million at December 31, 2009 and 2008, respectively. Pension plan assets were $21.7 million less than the projected benefit obligation at December 31, 2009 and were $6.8 million less than the projected benefit obligation at December 31, 2008.

We have two pension plans in the United States—Terra Industries Inc. Employees’ Retirement Plan (Employee’s Retirement Plan) and Terra Industries Inc. Excess Benefit Plan (Excess Benefit Plan). Our Employees Retirement Plan is not fully funded and has a $17.4 million liability balance. Our Excess Benefit Plan is not funded and has a $10.8 liability balance.

The assumptions used to determine the actuarial present value of benefit obligations and pension expense during each of the years ended December 31 were as follows:

	2009	2008	2007
Weighted average discount rate	5.9%	6.7%	6.3%
Long-term per annum compensation increase	3.5%	4.1%	3.6%
Long-term return on plan assets	6.2%	6.6%	5.4%

We employ a total return investment approach whereby a mix of equities and fixed income investments are used to maximize the long-term return of plan assets for a prudent level of risk. The intent of this strategy is to minimize plan expenses by outperforming plan liabilities over the long run. Risk tolerance is established through careful consideration of plan liabilities, plan funded status, and our corporate financial condition. The investment portfolio contains a diversified blend of equity and fixed income investments. Derivatives may be used to gain market exposure in an efficient and timely manner; however, derivatives may not be used to leverage the portfolio beyond the market value of the underlying investments. Investment risk is measured and monitored on an ongoing basis through annual liability measurements, periodic asset/liability studies, and quarterly investment portfolio reviews.

We select a long-term rate of return of each of our plans individually. We consult with our two actuaries, as well as each of the fund’s money managers. The expected long-term rate of return is based on the portfolio as a whole and not on the sum of the returns on individual asset categories. While historical returns are taken into consideration, current market trends such as inflation and current equity and fixed income returns are also taken into consideration.

The percentage of the Fair Market Value of the total plan assets for each major asset category of the plan’s assets is as follows:

	2009	2008
Asset Allocation
Equities	12.3%	11.3%
Bonds	81.1%	81.7%
Cash and cash equivalents	6.6%	7.0%
	100.0%	100.0%

Fair Value Measurements

The pension plan assets are valued at fair value. The following is a description of the valuation methodologies used for the investments measured at fair value, including the general classification of such instruments pursuant to the requirements of ASC 715, Compensation—Retirement Benefits.

Cash and cash equivalents — These investments consist of U.S. dollars and foreign currencies and other securities with maturities generally less than one year. Cash Equivalents that are readily liquid and redeemable at par are classified as Level 1 investments. Cash Equivalents consisting of currency forwards, Treasuries, and other securities are classified as Level 2 investments.

Corporate, state, mortgage, and municipal debt securities — Corporate, State, Mortgage, and Municipal debt securities consist of fixed income securities issued by U.S. and non-U.S. corporations, U.S. states and municipalities. These assets are valued using data provided by independent pricing sources. These securities are classified as Level 2 investments.

Common collective trusts — Common collective trusts are comprised of shares or units in commingled funds that are not publicly traded. The underlying assets in these funds (equity securities, fixed income securities, and commodity-related securities) are publicly traded on exchanges and price quotes for the assets held by these funds are readily available. Holdings of common collective trusts are classified as Level 2 investments.

Registered investment companies — Registered Investment Companies are mutual funds, unit trusts, and other commingled funds registered with the Securities and Exchange Commission. Mutual fund and unit trust shares are traded actively on public exchanges. The share prices for mutual funds and unit trusts are published at the close of each business day. These assets are classified as Level 1 investments.

Common and preferred stock — This investment category consists of common and preferred stock issued by U.S. and non-U.S. corporations. Common and preferred shares are traded actively on exchanges and price quotes for these shares are readily available. These securities are classified as Level 1 investments.

Government securities — Government Securities consist of bills, notes, bonds, and other fixed income securities issued directly by the U.S. Treasury, government-sponsored enterprises, or treasuries of non-U.S. governments. These assets are valued using data provided by independent pricing sources. These securities are classified as Level 2 investments.

Options, futures, and swaps — Exchange-traded options and futures are traded actively on exchanges and price quotes for these assets are readily available. These securities are classified as Level 1 investments. Swaps are traded over the counter and are valued using data from independent pricing sources and are classified as Level 2 investments.

As of December 31, 2009, the pension plan assets measured at fair value on a recurring basis were as follows:

(in thousands)	Quoted Prices in Active Markets for Identical Assets Level 1	Significant Other Observable Inputs Level 2	Significant Unobservable Inputs Level 3	Total
Cash and cash equivalents	$7,396	$12,652	$—	$20,048
Corporate debt instruments	—	170,396	—	170,396
Exchange-traded mutual funds	77,467	—	—	77,467
Collective mutual funds	—	88	—	88
Corporate and preferred stock	—	562	—	562
U.S. government securities	—	6,985	—	6,985
Non-U.S. government securities	—	7,729	—	7,729
State and municipal securities	—	12,949	—	12,949
Mortgage obligations	—	5,496	—	5,496
Options, futures and swaps	(265)	4,246	—	3,981
Totals	$84,598	$221,103	$—	$305,701

During the 2008 first quarter, we fully funded our Employees Retirement Plan and our Canadian Pension Plan. As a result, we changed our plan asset allocation to 25 percent and 75 percent for equities and bonds, respectively. The expected benefits to be paid from the pension plan are as follows:

(in thousands)	Payments
Estimated Future Benefit Payments
2010	$19,085
2011	19,705
2012	20,551
2013	21,287
2014	22,139
2015-2019	122,189

The amounts in accumulated other comprehensive loss that have not yet been recognized as components of pension expense at December 31, 2009, and the expected amortization of these amounts as components of net periodic benefit cost for the year ended December 31, 2010 are:

Components of accumulated other comprehensive loss:

(in thousands)
Net actuarial loss	$42,577
Net prior service cost (credit)	(199)
Net transition obligation (asset)	—
$42,378

Expected amortization during 2010:

(in thousands)
Amortization of net transition obligation	$—
Amortization of prior service cost	(40)
Amortization of net losses	928
$888

We also sponsor defined contribution savings plans covering most full-time employees. Contributions made by participating employees are matched based on a specified percentage of employee contributions. The cost of our contributions to these plans totaled $5.0 million in 2009, $4.1 million in 2008 and $5.4 million in 2007.

18. Post-Retirement Benefits

We provide health care benefits for certain North American employees who retired on or before January 1, 2002. Participant contributions and co-payments are subject to escalation. The plan pays a stated percentage of most medical expenses reduced for any deductible and payments made by government programs. The plan is unfunded.

The following table indicates the components of the post-retirement medical benefits obligation included in our Consolidated Statements of Financial Position at December 31:

(in thousands)	2009	2008
Change in Benefit Obligation
Projected benefit obligation—beginning of year	$4,702	$5,235
Service cost	11	17
Interest cost	309	397
Participants’ contributions	149	194
Actuarial loss	1,592	183
Foreign currency exchange rate changes	135	(198)
Benefits paid	(1,063)	(1,126)
Projected benefit obligation—end of year	5,835	4,702
Change in Plan Assets
Fair value plan assets—beginning of year	—	—
Employer contribution	914	932
Participants’ contributions	149	194
Benefits paid	(1,063)	(1,126)
Fair value plan assets—end of year	—	—
Funded Status	(5,835)	(4,702)
Unrecognized net actuarial loss	3,140	1,645
Unrecognized prior service cost	536	605
Employer contribution	—	—
Accrued benefit cost	$(2,158)	$(2,452)

Net periodic post-retirement medical benefit expense consisted of the following components:

(in thousands)	2009	2008	2007
Service cost	$11	$17	$12
Interest cost	309	397	311
Adjustment for measurement date change	—	(65)	—
Amortization of prior service cost	69	69	69
Amortization of actuarial gain	103	96	89
Post-retirement medical benefit expense	$492	$514	$481

The projected benefit obligation (PBO) and accumulated benefit obligation (ABO) at December 31, 2009 was $5.8 million. The PBO and ABO at December 31, 2008 was $4.7 million.

We limit our future obligation for post-retirement medical benefits by capping at 5 percent the annual rate of increase in the cost of claims we assume under the plan. The weighted average discount rate used in determining the accumulated post-retirement medical benefit obligation was 5.5 percent in 2009, 6.7 percent in 2008 and 6.3 percent in 2007. The assumed annual health care cost trend rate was 5.0 percent in 2009, 2008 and 2007. The impact on the benefit obligation of a 1 percent increase in the assumed health care cost trend rate would be approximately $0.6 million while a 1 percent decline in the rate would decrease the benefit obligation by approximately $0.6 million.

In December 2003, the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (the Act) was signed into law. The Act introduced a prescription drug benefit under Medicare Part D and a federal subsidy to sponsors of retirement health care plans that provide a benefit that is at least actuarially equivalent to Medicare Part D. The subsidy is based on approximately 28 percent of an individual beneficiary’s annual prescription drug costs between $250 and $5,000.

Future benefit payments expected to be paid for post-retirement medical benefits are as follows:

Estimated future benefit payments

(in thousands)	Payments
2010	$571
2011	611
2012	647
2013	656
2014	675
2015-2019	3,321

The amounts in accumulated other comprehensive loss that have not yet been recognized as components of retiree medical expense at December 31, 2009, and the expected amortization of these amounts as components of net periodic benefit cost for the year ended December 31, 2010 are:

Components of accumulated other comprehensive loss:

(in thousands)
Net actuarial loss	$3,140
Net prior service cost	536
Net transition obligation	—
$3,676

Expected amortization during 2010:

(in thousands)
Amortization of net transition obligation	$—
Amortization of prior service cost	69
Amortization of net losses	224
$293

19. Comprehensive Income

Comprehensive income attributable to Terra Industries Inc. and its components, net of tax, were as follows:

	Year Ended December 31,
(in thousands)	2009	2008	2007
Net income	$178,617	$708,725	$252,177
Changes in cumulative foreign currency translation adjustment	25,211	(98,308)	(46,882)
Changes in market value of derivative financial instruments classified as cash flow hedges, net of tax	45,243	(34,487)	6,224
Changes in pension and post-retirement benefit liabilities, net of tax	(9,790)	(1,180)	15,797
Comprehensive income	239,281	574,750	227,316
Comprehensive income attributable to noncontrolling interest	(31,481)	(65,058)	(49,133)
Comprehensive income attributable to Terra Industries Inc.	$207,800	$509,692	$178,183

The following table reconciles equity attributable to noncontrolling interest:

	Year Ended December 31,
(in thousands)	2009	2008	2007
Noncontrolling interest, January 1	$104,082	$108,581	$94,687
Net income attributable to noncontrolling interest	25,984	67,684	50,281
Distributions to noncontrolling interests	(41,149)	(69,557)	(35,239)
Changes in market value of derivative financial instruments classified as cash flow hedges, net of tax, attributable to the noncontrolling interest	5,497	(2,626)	(1,148)
Noncontrolling interest, December 31	$94,414	$104,082	$108,581

20.   Income Taxes

Components of the income tax provision applicable to continuing operations are as follows:

(in thousands)	2009	2008	2007
Current:
Federal	$73,537	$210,635	$3,892
International	10,739	24,678	6,056
State	8,259	19,718	13,968
	92,535	255,031	23,916
Deferred:
Federal	(14,213)	(11,974)	87,209
International	(3,832)	3,246	14,653
State	(191)	(6,452)	1,538
	(18,236)	(15,180)	103,400
Total income tax provision	$74,299	$239,851	$127,316

The following table reconciles the income tax provision per the Consolidated Statements of Operations to the federal statutory provision:

(in thousands)	2009	2008	2007
Income before income taxes:
Domestic	$273,408	$687,718	$270,857
International	(47,594)	184,905	77,216
	225,814	872,623	348,073
Statutory income tax expense:
Domestic	107,732	270,541	108,071
International	(12,911)	29,392	24,699
	94,821	299,933	132,770
Nontaxable foreign earnings	(52,432)	(33,299)	—
Repatriation of foreign earnings	42,778	—	—
State and federal tax credits	(9,707)	(19,510)	—
Domestic production activity deduction	(5,348)	(13,275)	—
Change in statutory tax rates	2,215	(507)	(4,043)
Valuation allowance	6,518	414	4,178
Foreign tax credit	—	—	(6,765)
Other	(4,546)	6,095	1,176
Income tax expense	$74,299	$239,851	$127,316

The tax effect of net operating loss (NOL), tax credit carryforwards and significant temporary differences between reported and taxable earnings that gave rise to net deferred tax assets (liabilities) were as follows:

(in thousands)	2009	2008
Current deferred tax asset
Accrued liabilities	$15,715	$6,428
Inventory valuation	1,419	760
Unsettled derivative losses	1,973	—
Net current deferred tax asset	19,107	7,188
Non-current deferred tax liability Depreciation	(90,464)	(94,467)
Investments in partnership	(2,755)	(1,195)
Investment in affiliates	(2,278)	(2,578)
Intangible asset	—	(732)
Unfunded employee benefits	(4,755)	(5,723)
Discontinued business costs	7,819	8,664
Deferred revenues—long-term	3,566	4,079
NOL, capital loss and tax credit carryforwards	38,703	32,633
Valuation allowance	(38,672)	(32,154)
Accumulated other comprehensive income	14,510	36,203
Other, net	(2,493)	(6,173)
Net noncurrent deferred tax liability	(76,819)	(61,443)
Net deferred tax liability	$(57,712)	$(54,255)

We have NOLs at December 31, 2009 which were generated in 1996 and is subject to limitation. This NOL, if unused, will begin to expire in 2011. Also during 2009, Terra began recording NOLs generated in Luxembourg which are not anticipated to be utilized. The Company has NOLs in Canada which will be utilized by way of carry-back. A full valuation allowance has been established against any NOL credit carryforward that is more likely than not that we will not be able to utilize. United States income taxes have not been provided on the remaining amount of the undistributed earnings of international subsidiaries and affiliated corporate joint ventures. Those earnings are considered to be indefinitely reinvested. Upon distribution of those earnings in the form of dividends or otherwise, Terra may be subject to both U.S. income taxes (subject to adjustment for foreign tax credits) and withholding taxes payable to the various foreign countries.

21. Unrecognized Tax Benefit

We adopted the provision of ASC 740, Income Taxes (previously referred to as FASB Interpretation No. 48, Accounting for Uncertainty to Income Taxes (FIN 48)), on January 1, 2007. Under ASC 740, tax benefits are recorded only for tax positions that are more likely than not to be sustained upon examination by tax authorities. The amount recognized is measured as the largest amount of benefit that is greater than 50 percent likely to be realized upon ultimate settlement. Unrecognized tax benefits are tax benefits claimed in our tax returns that do not meet these recognition and measurement standards.

The following table summarizes the activity related to our unrecognized tax benefits, interest and penalties:

(in thousands)	2009	2008	2007
Unrecognized tax benefits at January 1	$33,560	$33,560	$33,560
Gross increases (decreases) — tax positions in prior periods	27,415	—	—
Gross increases (decreases) — tax positions in current period	898	—	—
Decreases relating to settlements with tax authorities	—	—	—
Decreases from the lapse of applicable statue of limitations	(6,712)	—	—
Unrecognized tax benefits at December 31	$55,161	$33,560	$33,560
Accrued interest and penalties	7,249	2,389	—
Total ASC 740 liability	$62,410	$35,949	$33,560

The primary jurisdictions in which we or one of our subsidiaries files income tax returns are the United States including state and local jurisdictions and Canada. U.S. tax authorities have completed their federal income tax examinations for all years prior to 1998. With respect to state and local jurisdictions inside the United States, with limited exceptions, Terra and its subsidiaries are no longer subject to income tax audits for years before 2002. For Canada, income tax returns remain subject to examination by tax authorities for calendar years beginning in 2001. Although the outcome of tax audits is always uncertain, we believe that adequate amounts of tax, including interest and penalties, have been provided for any adjustments that are expected to result from those years.

The adoption of ASC 740 had no impact on our financial statements other than the reclassification of the unrecognized tax benefit. Other liabilities include a ASC 740 liability of $60.9 million and other current liability of $1.5 million, including accrued interest, at December 31, 2009. During the next twelve months we expect to settle an issue with Revenue Canada and have, therefore, classified $1.5 million as current. If recognized, $49.9 million of the ASC 740 liability would have an impact on the effective tax rate.

When applicable, we recognize accrued interest and penalties related to unrecognized tax benefits in income taxes on the statement of operations. Interest and penalties were recognized at December 31, 2009 in the amount of $5.9 million.

22. Industry Segment Data

We operate in one principal industry segment—Nitrogen Products. The Nitrogen Products business produces and distributes ammonia, urea, UAN, ammonium nitrate and other nitrogen products to agricultural and industrial (including environmental) users.

We allocate revenues to countries based on the location to which the product was shipped. The following summarizes geographic information about Terra:

	Revenues			Long-lived Assets
(in thousands)	Year Ended 2009	December 31, 2008	2007	2009	December 31, 2008(1)	2007(1)
United States	$1,522,126	$2,785,269	$1,954,060	$571,446	$523,968	$572,329
Canada	59,306	106,210	69,760	201,995	196,585	286,088
United Kingdom(1)	—	—	319,109	—	—	—
	$1,581,432	$2,891,479	$2,342,929	$773,441	$720,553	$858,417

(1)

On September 14, 2007, we completed the formation of GrowHow UK Limited (GrowHow), a joint venture between Terra and Kemira GrowHow Oyj. Pursuant to the joint venture agreement, we contributed our United Kingdom subsidiary Terra Nitrogen (UK) Limited to the joint venture for a 50 percent interest. Subsequent to the formation, we have accounted for our investment in GrowHow as an equity method investment and it is included in our Canadian long-lived assets.

23. Noncontrolling interest

We own an aggregate 75.3 percent of TNCLP through general and limited partnership interests. Outside investors own 24.7 percent of the limited partnership interests. TNCLP has its manufacturing facility in Verdigris, Oklahoma and is a major U.S. producer of nitrogen fertilizer products. For financial reporting purposes, the assets, liabilities and earnings of the partnership are consolidated into our financial statements. The outside investors limited partnership interest in the partnership has been recorded as noncontrolling interest on our consolidated financial statements. The noncontrolling interest represents the noncontrolling unitholders’ interest in the equity of TNCLP. At December 31, 2009 and 2008, we reported noncontrolling interest in the statement of financial position of $94.4 million and $104.1 million, respectively. For the years 2009, 2008 and 2007, we recorded noncontrolling unitholders’ interest in the statement of operations of $26.0 million, $67.7 million and $50.3 million, respectively.

TNCLP makes cash distributions to the General and Limited Partners based upon formulas defined within the Agreement of Limited Partnership. Available Cash for distribution is defined generally as all cash receipts less all cash disbursements, adjusted for changes in certain reserves established as the General Partner determines in its reasonable discretion to be necessary. Cash distributions to the Limited Partner and General Partner vary depending on when the cumulative distributions exceed the Minimum Quarterly Distribution (MQD) target levels set forth in the Agreement of Limited Partnership.

During 2009 the cumulative shortfall of the MQD was satisfied which entitled us to increased income allocations as provided for in the Agreement of Limited Partnership. The increased income allocation attributed to our General Partner interest was $10.6 million for 2009.

24. Guarantor Subsidiaries

Terra Industries Inc, excluding all majority owned subsidiaries (Parent), files a consolidated United States federal income tax return. Beginning in 1995, the Parent adopted the tax sharing agreements, under which all domestic operating subsidiaries provide for and remit income taxes to the Parent based on their pretax accounting income, adjusted for permanent differences between pretax accounting income and taxable income. The tax sharing agreements allocated the benefits of operating losses and temporary differences between financial reporting and tax basis income to the Parent.

Condensed consolidating financial information regarding the Parent, Terra Capital, Inc. (TCAPI), the Guarantor Subsidiaries and subsidiaries of the Parent that are not guarantors of the Senior Unsecured Notes (see Note 9, Revolving Credit Facility and Long-Term Debt, of the Notes to the Consolidated Financial Statements) for December 31, 2009, 2008 and 2007 are presented below for purposes of complying with the reporting requirements of the Guarantor Subsidiaries. The guarantees of the Guarantor Subsidiaries are full and unconditional. The Guarantor Subsidiaries guarantees are joint and several with the Parent.

Guarantor subsidiaries include:  subsidiaries that own the Woodward, Oklahoma; Port Neal, Iowa; Yazoo City, Mississippi; and Beaumont, Texas plants; Terra Environmental Technologies; Terra Global Holding Company Inc., Terra Investment Fund LLC, Terra Investment Fund II LLC, Terra (U.K.) Holdings Inc., and the corporate headquarters facility in Sioux City, Iowa. All guarantor subsidiaries are wholly owned by the Parent. All other company facilities are owned by non-guarantor subsidiaries. In 2008, we declared the Beaumont, Texas facility as a discontinued operation and classified the facility as held for sale. In December 2008, the Beaumont, Texas facility was sold, see Note 2, Discontinued Operations, of the Notes to the Consolidated Financial Statements.

Condensed Consolidating Statement of Financial Position at December 31, 2009:

	Parent	TCAPI	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Assets
Cash and cash equivalents	$—	$74,541	$180,140	$246,629	$—	$501,310
Accounts receivable, net	—	—	59,120	41,096	—	100,216
Inventories, net	—	—	86,291	50,782	—	137,073
Other current assets	52,850	532	14,756	19,565	—	87,703
Total current assets	52,850	75,073	340,307	358,072	—	826,302
Property, plant and equipment, net	—	6,037	322,062	128,603	—	456,702
Equity method investments	—	—	9,462	249,398	—	258,860
Other current assets	—	15,588	21,434	20,857	—	57,879
Investments in and advances to (from) affiliates	643,853	849,707	2,975,069	533,631	(5,002,260)	—
Total Assets	$696,703	$946,405	$3,668,334	$1,290,561	$(5,002,260)	$1,599,743
Liabilities
Accounts payable	$277	$—	$60,042	$27,579	$—	$87,898
Customer prepayments	—	—	14,857	24,381	—	39,238
Derivative hedge liabilities	130	—	85	66	—	281
Accrued and other current liabilities	21,860	8,375	32,370	16,187	—	78,792
Total current liabilities	22,267	8,375	107,354	68,213	—	206,209
Long-term debt	—	602,434	—	—	—	602,434
Deferred taxes	70,564	—	—	6,255	—	76,819
Pension and other liabilities	112,652	—	10,187	5,808	—	128,647
Total liabilities	205,483	610,809	117,541	80,276	—	1,014,109
Preferred Shares	483	—	—	—	—	483
Common Stockholders’ Equity
Common stock	152,802	—	73	92,262	(92,335)	152,802
Paid in capital	446,078	150,218	1,892,773	699,191	(2,742,182)	446,078
Accumulated other comprehensive loss	(120,362)	—	—	(88,563)	88,563	(120,362)
Retained earnings	12,219	166,929	1,581,982	507,395	(2,256,306)	12,219
Total common stockholders’ equity	490,737	317,147	3,474,828	1,210,285	(5,002,260)	490,737
Noncontrolling interest	—	18,449	75,965	—	—	94,414
Total equity	490,737	335,596	3,550,793	1,210,285	(5,002,260)	585,151
Total liabilities and equity	$696,703	$946,405	$3,668,334	$1,290,561	$(5,002,260)	$1,599,743

Condensed Consolidating Statement of Operations for the Year Ended December 31, 2009:

	Parent	TCAPI	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Revenues
Product revenues	$—	$—	$908,089	$668,439	$—	$1,576,528
Other income	—	—	3,544	1,360	—	4,904
Total revenues	—	—	911,633	669,799	—	1,581,432
Cost and Expense
Cost of sales	—	333	699,811	495,032	—	1,195,176
Selling, general and administrative expenses	2,726	(8,309)	41,979	30,741	—	67,137
Other operating expenses	18,000	—	—	—	—	18,000
Equity earnings of North American affiliates	—	—	(1,219)	(16,483)	—	(17,702)
Total cost and expenses	20,726	(7,976)	740,571	509,290	—	1,262,611
Income (loss) from operations	(20,726)	7,976	171,062	160,509	—	318,821
Interest income	157	1,970	996	1,013	—	4,136
Interest expense	(1,860)	(29,667)	103,626	(103,959)	—	(31,860)
Loss on early retirement of debt	—	(53,476)	—	—	—	(53,476)
Income (loss) before income taxes, noncontrolling interest and equity earnings	(22,429)	(73,197)	275,684	57,563	—	237,621
Income tax benefit (provision)	5,039	(10,374)	(61,931)	(7,033)	—	(74,299)
Equity earnings of unconsolidated affiliates	170,023	285,609	—	14,177	(455,632)	14,177
Income from continuing operations, net of tax	152,633	202,038	213,753	64,707	(455,632)	177,499
Income from discontinued operations, net of tax	—	—	1,118	—	—	1,118
Net income	152,633	202,038	214,871	64,707	(455,632)	178,617
Less: Net income attributable to the noncontrolling interest	—	5,015	20,969	—	—	25,984
Net Income attributable to Terra Industries Inc.	$152,633	$197,023	$193,902	$64,707	$(455,632)	$152,633

Condensed Consolidating Statement of Cash Flows for the Year Ended December 31, 2009:

	Parent	TCAPI	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Operating Activities
Net income	$152,633	$202,038	$214,871	$64,707	$(455,632)	$178,617
Income from discontinued operations, net of tax	—	—	1,118	—	—	1,118
Income from continuing operations, net of tax	152,633	202,038	213,753	64,707	(455,632)	177,499
Adjustments to reconcile income from continuing operations to net cash flows from operating activities:
Depreciation and amortization	—	—	55,976	28,864	—	84,840
Loss on sale of property, plant and equipment	—	—	767	60	—	827
Deferred income taxes	(18,236)	—	—	—	—	(18,236)
Distributions in excess of (less than) equity earnings	(170,023)	(285,609)	186	3,888	455,632	4,074
Equity earnings of GrowHow UK Limited	—	—	—	(14,177)	—	(14,177)
Non-cash loss on derivatives	675	—	—	—	—	675
Share-based compensation	16,174	—	—	—	—	16,174
Amortization of intangible and other assets	—	121	7,410	2,188	—	9,719
Non-cash loss on early retirement of debt	—	4,546	—	—	—	4,546
Change in operating assets and liabilities — continuing operations	28,981	41,260	(72,981)	(60,198)	—	(62,938)
Net cash flows from operating activities — continuing operations	10,204	(37,644)	205,111	25,332	—	203,003
Net cash flows from operating activities — discontinued operations	—	—	1,118	—	—	1,118
Net Cash Flows from Operating Activities	10,204	(37,644)	206,229	25,332	—	204,121
Investing Activities
Capital expenditures and plant turnaround expenditures	—	—	(92,991)	(40,943)	—	(133,934)
Proceeds from the sale of property, plant and equipment	—	—	102	86	—	188
Distributions received from North American affiliates	—	—	470	13,579	—	14,049
Balancing consideration and other payments received from GrowHow UK Limited	—	—	—	21,205	—	21,205
Net cash flows from investing activities — continuing operations	—	—	(92,419)	(6,073)	—	(98,492)
Net cash flows from investing activities — discontinued operations	—	—	5,356	—	—	5,356
Net Cash Flows from Investing Activities	—	—	(87,063)	(6,073)	—	(93,136)
Financing Activities
Issuance of debt	—	589,788	—	—	—	589,788
Payments under borrowing arrangements	—	(317,475)	—	—	—	(317,475)
Payments for debt issuance costs	—	(14,360)	—	—	—	(14,360)
Preferred share dividends paid	(56)	—	—	—	—	(56)
Common stock dividends paid	(788,588)	—	—	—	—	(788,588)
Common stock issuances and vestings	(6,642)	—	—	—	—	(6,642)
Change in investments and advances from (to) affiliates	778,778	(469,767)	(190,250)	(118,761)	—	—
Excess tax benefits from equity compensation plans	6,304	—	—	—	—	6,304
Distributions to noncontrolling interests	—	(7,715)	(33,434)	—	—	(41,149)
Net Cash Flows from Financing Activities	(10,204)	(219,529)	(223,684)	(118,761)	—	(572,178)
Effect of Foreign Exchange Rate on Cash	—	—	—	(4,197)	—	(4,197)
Decrease in Cash and Cash Equivalents	—	(257,173)	(104,518)	(103,699)	—	(465,390)
Cash and Cash Equivalents at Beginning of Year	—	331,714	284,658	350,328	—	966,700
Cash and Cash Equivalents at End of Year	$—	$74,541	$180,140	$246,629	$—	$501,310

Condensed Consolidating Statement of Financial Position at December 31, 2008:

	Parent	TCAPI	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Assets
Cash and cash equivalents	$—	$331,714	$284,658	$350,328	$—	$966,700
Accounts receivable, net	9	74	73,358	56,949	—	130,390
Inventories, net	—	—	111,295	85,796	—	197,091
Margin deposits with derivative counterparties	—	36,945	—	—	—	36,945
Other current assets	23,807	10,440	13,596	13,495	—	61,338
Total current assets	23,816	379,173	482,907	506,568	—	1,392,464
Property, plant and equipment, net	—	6,037	288,449	108,827	—	403,313
Equity method investments	—	—	10,117	260,798	—	270,915
Other current assets	2,230	7,156	21,146	15,793	—	46,325
Investments in and advances to (from) affiliates	1,252,608	94,542	3,103,357	588,172	(5,038,679)	—
Total Assets	$1,278,654	$486,908	$3,905,976	$1,480,158	$(5,038,679)	$2,113,017
Liabilities
Accounts payable	$205	$62	$70,473	$29,153	$—	$99,893
Customer prepayments	—	—	58,922	52,670	—	111,592
Derivative hedge liabilities	35,254	7,476	39,880	43,315	—	125,925
Accrued and other current liabilities	51,861	8,947	42,261	24,701	—	127,770
Total current liabilities	87,320	16,485	211,536	149,839	—	465,180
Long-term debt	—	330,000	—	—	—	330,000
Deferred taxes	51,770	—	—	9,673	—	61,443
Pension and other liabilities	74,975	—	10,983	1,765	—	87,723
Total liabilities	214,065	346,485	222,519	161,277	—	944,346
Preferred Shares	1,544	—	—	—	—	1,544
Common Stockholders’ Equity
Common stock	152,111	—	73	83,332	(83,405)	152,111
Paid in capital	579,164	150,218	2,201,646	963,435	(3,315,299)	579,164
Accumulated other comprehensive loss	(175,529)	—	—	(170,574)	170,574	(175,529)
Retained earnings (accumulated deficit)	507,299	(30,094)	1,397,955	442,688	(1,810,549)	507,299
Total common stockholders’ equity	1,063,045	120,124	3,599,674	1,318,881	(5,038,679)	1,063,045
Noncontrolling interest	—	20,299	83,783	—	—	104,082
Total equity	1,063,045	140,423	3,683,457	1,318,881	(5,038,679)	1,167,127
Total liabilities and equity	$1,278,654	$486,908	$3,905,976	$1,480,158	$(5,038,679)	$2,113,017

Condensed Consolidating Statement of Operations for the Year Ended December 31, 2008:

	Parent	TCAPI	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Revenues
Product revenues	$—	$—	$1,709,509	$1,170,746	$—	$2,880,255
Other income	—	—	8,064	3,160	—	11,224
Total revenues	—	—	1,717,573	1,173,906	—	2,891,479
Cost and Expense
Cost of sales	—	333	1,368,161	659,758	—	2,028,252
Selling, general and administrative expenses	2,776	(11,595)	47,326	32,229	—	70,736
Equity (earnings) loss of North American affiliates	—	—	(58,923)	2,686	—	(56,237)
Total cost and expenses	2,776	(11,262)	1,356,564	694,673	—	2,042,751
Income (loss) from operations	(2,776)	11,262	361,009	479,233	—	848,728
Interest income	—	13,044	777	9,549	—	23,370
Interest expense	(1,860)	(24,840)	8,012	(8,681)	—	(27,369)
Income (loss) before income taxes and noncontrolling interest	(4,636)	(534)	369,798	480,101	—	844,729
Income tax benefit (provision)	1,368	(104,556)	(109,165)	(27,498)	—	(239,851)
Equity earnings of unconsolidated affiliates	644,309	762,462	—	95,578	(1,406,771)	95,578
Income from continuing operations — net of tax	641,041	657,372	260,633	548,181	(1,406,771)	700,456
Income from discontinued operations — net of tax	—	—	8,269	—	—	8,269
Net income	641,041	657,372	268,902	548,181	(1,406,771)	708,725
Less: Net income attributable to the noncontrolling interest	—	13,063	54,621	—	—	67,684
Net Income attributable to Terra Industries Inc.	$641,041	$644,309	$214,281	$548,181	$(1,406,771)	$641,041

Condensed Consolidating Statement of Cash Flows for the Year Ended December 31, 2008:

	Parent	TCAPI	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Operating Activities
Net income	$641,041	$657,372	$268,902	$548,181	$(1,406,771)	$708,725
Income from discontinued operations	—	—	8,269	—	—	8,269
Income from continuing operations	641,041	657,372	260,633	548,181	(1,406,771)	700,456
Adjustments to reconcile income (loss) from continuing operations to net cash flows from operating activities:
Depreciation and amortization	—	—	43,657	35,197	—	78,854
Loss on sale of property, plant and equipment	—	—	1,146	1,175	—	2,321
Deferred income taxes	(15,180)	—	—	—	—	(15,180)
Distributions in excess of (less than) equity earnings	(644,309)	(762,462)	5,657	2,686	1,406,771	8,343
Equity earnings — GrowHow UK Limited	—	—	—	(95,578)	—	(95,578)
Non-cash loss on derivatives	39,779	—	—	—	—	39,779
Share-based compensation	8,104	—	—	—	—	8,104
Amortization of intangible and other assets	—	—	5,284	3,421	—	8,705
Change in operating assets and liabilities — continuing operations	(142,756)	(57,788)	(8,762)	(51,515)	—	(260,821)
Net cash flows from operating activities — continuing operations	(113,321)	(162,878)	307,615	443,567	—	474,983
Net cash flows from operating activities — discontinued operations	—	—	8,161	—	—	8,161
Net Cash Flows from Operating Activities	(113,321)	(162,878)	315,776	443,567	—	483,144
Investing Activities
Capital expenditures and plant turnaround expenditures	—	—	(77,109)	(12,198)	—	(89,307)
Proceeds from the sale of property, plant and equipment	—	—	1,666	407	—	2,073
Distributions received from unconsolidated affiliate	—	—	8,180	—	—	8,180
Contribution settlement received from GrowHow UK Limited	—	—	—	27,427	—	27,427
Balancing consideration payment from GrowHow UK Limited	—	—	—	61,272	—	61,272
Net cash flows from investing activities — continuing operations	—	—	(67,263)	76,908	—	9,645
Net cash flows from investing activities — discontinued operations	—	—	41,879	—	—	41,879
Net Cash Flows from Investing Activities	—	—	(25,384)	76,908	—	51,524
Financing Activities
Preferred share dividends paid	(3,876)	—	—	—	—	(3,876)
Preferred share inducement	(5,266)	—	—	—	—	(5,266)
Common stock dividends paid	(28,274)	—	—	—	—	(28,274)
Common stock issuances and vestings	(9,839)	—	—	—	—	(9,839)
Change in investments and advances from (to) affiliates	305,954	438,735	(203,322)	(1,072,883)	531,516	—
Excess tax benefits from equity compensation plans	12,122	—	—	—	—	12,122
Payments under share repurchase program	(157,500)	—	—	—	—	(157,500)
Distributions to noncontrolling interests	—	—	(69,557)	—	—	(69,557)
Net cash flows from financing activities — continuing operations	113,321	438,735	(272,879)	(1,072,883)	531,516	(262,190)
Net cash flows from financing activities — discontinued operations	—	—	—	—	—	—
Net Cash Flows from Financing Activities	113,321	438,735	(272,879)	(1,072,883)	531,516	(262,190)
Effect of Foreign Exchange Rate on Cash	—	—	—	(4,016)	—	(4,016)
Increase (Decrease) in Cash and Cash Equivalents	—	275,857	17,513	(556,424)	531,516	268,462
Cash and Cash Equivalents at Beginning of Year	—	55,857	267,145	906,752	(531,516)	698,238
Cash and Cash Equivalents at End of Year	$—	$331,714	$284,658	$350,328	$—	$966,700

Condensed Consolidating Statement of Operations for the Year Ended December 31, 2007:

	Parent	TCAPI	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Revenues
Product revenues	$—	$—	$1,181,736	$1,154,138	$—	$2,335,874
Other income	—	—	5,104	1,951	—	7,055
Total revenues	—	—	1,186,840	1,156,089	—	2,342,929
Cost and Expense
Cost of sales	900	345	982,627	831,548	1	1,815,421
Selling, general and administrative expenses	2,179	(10,611)	32,439	67,962	2	91,971
Equity earnings of North American affiliates	—	—	(16,209)	—	—	(16,209)
Total cost and expenses	3,079	(10,266)	998,857	899,510	3	1,891,183
Income (loss) from operations	(3,079)	10,266	187,983	256,579	(3)	451,746
Interest income	—	6,093	5,077	6,092	—	17,262
Interest expense	(1,860)	(26,909)	(6)	(325)	—	(29,100)
Loss on early retirement of debt	—	(38,836)	—	—	—	(38,836)
Foreign currency gain (loss)	—	(1,886)	8	1,878	—	—
Income (loss) before income taxes and noncontrolling interest	(4,939)	(51,272)	193,062	264,224	(3)	401,072
Income tax benefit (provision)	1,790	(37,582)	(70,815)	(20,709)	—	(127,316)
Equity (earnings) loss of unconsolidated affiliates	205,045	303,602	—	(2,718)	(508,647)	(2,718)
Income from continuing operations — net of tax	201,896	214,748	122,247	240,797	(580,650)	271,038
Income from discontinued operations — net of tax	—	—	(18,861)	—	—	(18,861)
Net income	201,896	214,748	103,386	240,797	(580,650)	252,177
Less: Net income attributable to the noncontrolling interest	—	9,704	40,577	—	—	50,281
Net income attributable to Terra Industries Inc.	$201,896	$205,044	$62,809	$240,797	$(508,650)	$201,896

Condensed Consolidating Statement of Cash Flows for the Year Ended December 31, 2007:

	Parent	TCAPI	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Operating Activities
Net income	$201,896	$214,748	$103,386	$240,797	$(508,650)	$252,177
Loss from discontinued operations	—	—	(18,861)	—	—	(18,861)
Income from continuing operations	201,896	214,748	122,247	240,797	(508,650)	271,038
Adjustments to reconcile income (loss) from continuing operations to net cash flows from operating activities:
Depreciation and amortization	—	—	40,407	54,377	—	94,784
Deferred income taxes	90,879	—	12,521	—	—	103,400
Distributions in excess of (less than) equity earnings	(205,045)	(303,602)	8,536	379,935	128,712	8,536
Equity earnings — GrowHow UK Limited	—	—	—	2,718	—	2,718
Non-cash loss on derivatives	1,300	—	—	—	—	1,300
Share-based compensation	28,103	—	—	—	(1)	28,102
Amortization of intangible and other assets	—	—	3,713	3,240	1	6,954
Non-cash loss on early retirement of debt	—	4,662	—	—	—	4,662
Change in operating assets and liabilities — continuing operations	(83,235)	(1,849)	84,546	460,090	(247,262)	212,290
Net cash flows from operating activities — continuing operations	33,898	(86,041)	271,970	1,141,157	(627,200)	733,784
Net cash flows from operating activities — discontinued operations	—	—	14,081	—	—	14,081
Net Cash Flows from Operating Activities	33,898	(86,041)	286,051	1,141,157	(627,200)	747,865
Investing Activities
Capital expenditures and plant turnaround expenditures	—	—	(18,676)	(63,699)	(1)	(82,376)
Cash retained by GrowHow UK Limited	—	—	—	(16,788)	—	(16,788)
Proceeds from the sale of property, plant and equipment	—	—	24	—	—	24
Distributions received from unconsolidated affiliate	—	—	4,705	—	—	4,705
Net Cash Flows from Investing Activities	—	—	(13,947)	(80,487)	(1)	(94,435)
Financing Activities
Issuance of debt	—	330,000	—	—	—	330,000
Payments under borrowing arrangements	—	(331,300)	(1)	—	1	(331,300)
Payments for debt issuance costs	—	(6,444)	—	—	—	(6,444)
Preferred share dividends paid	(5,100)	—	—	—	—	(5,100)
Common stock issuances and vestings	(1,424)	—	—	—	—	(1,424)
Change in investments and advances from (to) affiliates	56,734	48,906	30,281	(231,607)	95,686	—
Excess tax benefits from equity compensation plans	3,317	—	—	—	—	3,317
Payments under share repurchase program	(87,426)	—	—	—	—	(87,426)
Distributions to noncontrolling interests	—	—	(35,239)	—	—	(35,239)
Net Cash Flows from Financing Activities	(33,899)	41,162	(4,959)	(231,607)	95,687	(133,616)
Effect of Foreign Exchange Rate Changes on Cash	—	—	—	(593)	—	(593)
Increase (Decrease) in Cash and Cash Equivalents	(1)	(44,879)	267,145	828,470	(531,514)	519,221
Cash and Cash Equivalents at Beginning of Year	1	100,736	—	78,282	(2)	179,017
Cash and Cash Equivalents at End of Year	$—	$55,857	$267,145	$906,752	$(531,516)	$698,238

25.   Quarterly Financial Data (Unaudited)

(in thousands, except per-share data)	March 31	June 30	Sept. 30	Dec. 31
2009
Revenues	$419,753	$453,503	$347,046	$361,130
Cost of sales	342,957	296,690	281,621	273,908
Gross profit	$76,796	$156,813	$65,425	$87,222
Amounts attributable to Terra Industries Inc.:
Income (loss) from continuing operations, net of tax	$29,995	$80,474	$45,118	$(4,072)
Income from discontinued operations, net of tax	—	—	810	308
Net income (loss) attributable to Terra Industries Inc.	$29,995	$80,474	$45,928	$(3,764)
Net income	$37,903	$89,948	$48,900	$1,866
Less: Net income attributable to noncontrolling interest	7,908	9,474	2,972	5,630
Net income (loss) attributable to Terra Industries Inc.	$29,995	$80,474	$45,928	$(3,764)
Per Share Data:
Basic income (loss) per common share attributable to Terra Industries Inc.:
Continuing operations	$0.30	$0.81	$0.46	$(0.04)
Discontinued operations	—	—	0.01	—
Basic income (loss) per common share	$0.30	$0.81	$0.47	$(0.04)
Diluted income (loss) per common share attributable to Terra Industries Inc.:
Continuing operations	$0.30	$0.81	$0.45	$(0.04)
Discontinued operations	—	—	0.01	—
Diluted income (loss) per common share	$0.30	$0.81	$0.46	$(0.04)
2008
Revenues	$574,704	$843,097	$790,214	$683,464
Cost of sales	406,989	547,070	578,310	495,883
Gross profit	$167,715	$296,027	$211,904	$187,581
Amounts attributable to Terra Industries Inc.:
Income from continuing operations, net of tax	$101,305	$196,116	$171,270	$164,081
Income from discontinued operations, net of tax	152	7,319	141	657
Net income attributable to Terra Industries Inc.	$101,457	$203,435	$171,411	$164,738
Net income	$119,583	$221,930	$187,159	$180,053
Less: Net income attributable to noncontrolling interest	18,126	18,495	15,748	15,315
Net income attributable to Terra Industries Inc.	$101,457	$203,435	$171,411	$164,738
Per Share Data:
Basic income per common share attributable to Terra Industries Inc.:
Continuing operations	$1.11	$2.14	$1.75	$1.65
Discontinued operations	—	0.08	—	0.01
Basic income per common share	$1.11	$2.22	$1.75	$1.66
Diluted income per common share attributable to Terra Industries Inc.:
Continuing operations	$0.97	$1.87	$1.64	$1.64
Discontinued operations	—	0.07	—	0.01
Diluted income per common share	$0.97	$1.94	$1.64	$1.65

26.  Unsolicited Proposals for a Business Combination by CF Industries Holdings, Inc.

During 2009, CF Industries Holdings, Inc. made a number of unsolicited business proposals to acquire Terra. Each such proposal was examined by the Board of Directors of Terra and each such proposal was unanimously rejected by the Board of Directors of Terra.

On January 14, 2010, CF announced that it had withdrawn its proposal to acquire Terra, was no longer pursuing the acquisition and had sold all of its Terra common stock. On March 2, 2010, CF made an unsolicited proposal to acquire Terra. For details regarding CF’s March 2, 2010 proposal and CF’s subsequent acquisition of Terra, see Note 27, Subsequent Events.

For the year ending December 31, 2009, Terra incurred defense costs of $18.0 million related to CF’s unsolicited business proposals.

27.   Subsequent Events

On February 12, 2010, Terra entered into an Agreement and Plan of Merger (the “Yara Merger Agreement”) with Yara International ASA (“Yara”) and Yukon Merger Sub, Inc. (“Merger Sub”), an indirect, wholly owned subsidiary of Yara.  The Yara Merger Agreement contained certain termination rights and provided that upon termination of the Yara Merger Agreement by Terra to accept a “Superior Proposal” (as defined in the Yara Merger Agreement) Terra would owe Yara a cash termination fee of $123 million.

On March 2, 2010, CF Industries Holdings, Inc. (“CF”) sent a letter to the Board of Directors of Terra (the “Board”) setting forth an unsolicited proposal to acquire Terra for consideration consisting of $37.15 in cash and 0.0953 of a share of CF common stock per share of Terra common stock (the “CF Proposal”).  On March 10, 2010, the Board notified Yara that it had determined that the CF Proposal was a Superior Proposal and of Terra’s intent to terminate the Yara Merger Agreement following the termination of the five business day match period provided for in the Yara Merger Agreement.  On March 11, 2010, Yara notified Terra that it did not intend to make a proposal that would be at least as favorable to the stockholders of Terra as the CF Proposal and was waiving its right to exercise the five business day match right.

On March 12, 2010, Terra notified Yara and CF that the Board has elected to terminate the Yara Merger Agreement.  CF paid (on behalf of Terra) to Yara the termination fee due under the Yara Merger Agreement, which terminated in accordance with its terms.  Concurrently with the termination of the Yara Merger Agreement, Terra entered into an Agreement and Plan of Merger (the “CF Merger Agreement”) with CF and Composite Merger Corporation (“CF Merger Sub”), an indirect, wholly owned subsidiary of CF.  CF Merger Sub subsequently amended its existing offer to exchange each outstanding share of Terra common stock for the same consideration as set forth in the CF Proposal (the “Offer”) to reflect the terms of the CF Merger Agreement.

On March 15, 2010, Terra converted all of its outstanding 4.25% Series A Cumulative Convertible Perpetual Preferred Shares, without par value, pursuant to the terms and conditions applicable to such series.

On March 29, 2010, the Board declared a dividend of $0.10 per common share, payable April 22, 2010, to holders of records as of April 1, 2010.

On April 5, 2010, CF announced that the Offer expired at 12:00 midnight, New York City time, on April 2, 2010.  As of such expiration time, 85,757,343 shares of Terra common stock were validly tendered and not withdrawn, representing approximately 85.6% of the outstanding shares of Terra common stock.  All such shares were accepted for payment.  Also on April 5, 2010, CF commenced a “subsequent offering period”, as permitted under the CF Merger Agreement.

On April 5, 2010, Terra Capital, Inc. terminated the commitments under the $150,000,000 Amended and Restated Revolving Credit Agreement (the “Credit Agreement”), dated as of December 21, 2004, among Mississippi Chemical Corporation, Terra Nitrogen (U.K.), Limited, Terra, Terra Capital Holdings, Inc., the lenders party thereto, the issuers party thereto and Citicorp USA, Inc., as administrative agent and collateral agent.  In connection with the termination of the commitments under the Credit Agreement, Morgan Stanley Bank, N.A. issued a back-up letter of credit with a face amount equal to $17.1 million to Citibank, N.A., as the issuer of the Existing LCs (as defined below).  At April 5, 2010, there were no borrowings and $17.1 million in outstanding letters of credit (the “Existing LCs”) under the Credit Agreement.

28. Guarantor Subsidiaries under CF Holdings New Structure

Pursuant to the CF Merger Agreement, CF through a wholly-owned subsidiary, acquired 100% of the equity interests of Terra Industries Inc., and Terra Industries Inc. became an indirect wholly-owned subsidiary of CF.  The following condensed consolidating financial information is presented in accordance with SEC Regulation S-X Rule 3-10, Financial Statements of Guarantors and Issuers of Guaranteed Securities Registered or Being Registered, in connection with the expected filing of a shelf registration statement (the “Registration Statement”) relating to debt securities of CF subsidiary CF Industries, Inc. (“CFI”) that may be offered from time to time and full and unconditional guarantees of such debt securities  (collectively, the “Guarantees”) by CF and certain 100%-owned domestic subsidiaries of CF Holdings, Inc., including Terra Industries Inc. and certain of Terra Industries Inc.’s 100%-owned domestic subsidiaries.  The subsidiaries of Terra Industries Inc. that are registering Guarantees on the Registration Statement are referred to below as “Guarantor Subsidiaries,” and the other subsidiaries of Terra Industries Inc. are referred to below as “Non-Guarantor Subsidiaries.”  The condensed consolidating financial information reflects the assumption, and the expectation, that the Guarantees will be made on a joint and several basis.

Presented below are condensed consolidating statements of operations and statements of cash flows for Terra Industries Inc., the Guarantor Subsidiaries and the Non-Guarantor Subsidiaries for each of the three years ended December 31, 2009, 2008 and 2007 and condensed consolidating balance sheets for Terra Industries Inc., the Guarantor Subsidiaries and the Non-Guarantor Subsidiaries as of December 31, 2009 and 2008.  The investments in subsidiaries in these consolidating financial statements are presented on the equity method.  Under this method, our investments are recorded at cost and adjusted for our ownership share of a subsidiary’s cumulative results of operations, distributions and other equity changes.  The eliminating entries reflect primarily intercompany transactions such as sales, accounts receivable and accounts payable and the elimination of equity investments and earnings of subsidiaries.  The condensed financial information presented below is not necessarily indicative of the financial position, results of operation or cash flow of Terra Industries Inc., the Guarantor Subsidiaries or the Non-Guarantor Subsidiaries on a stand-alone basis.

Condensed Consolidating Statement of Financial Position at December 31, 2009:

	Terra Industries Inc.	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Assets
Cash and cash equivalents	$—	$79,063	$422,247	$—	$501,310
Accounts receivable, net	—	59,130	41,086	—	100,216
Inventories, net	—	86,291	50,782	—	137,073
Other current assets	52,850	15,288	19,565	—	87,703
Total current assets	52,850	239,772	533,680	—	826,302
Property, plant and equipment, net	—	274,084	182,618	—	456,702
Equity method investments	—	9,462	249,398	—	258,860
Other current assets	—	37,023	20,856	—	57,879
Investments in and advances to (from) affiliates	643,853	3,774,981	593,395	(5,012,229)	—
Total Assets	$696,703	$4,335,322	$1,579,947	$(5,012,229)	$1,599,743
Liabilities
Accounts payable	$277	$56,984	$30,637	$—	$87,898
Customer prepayments	—	14,857	24,381	—	39,238
Derivative hedge liabilities	130	85	66	—	281
Accrued and other current liabilities	21,860	38,772	18,160	—	78,792
Total current liabilities	22,267	110,698	73,244	—	206,209
Long-term debt	—	602,434	—	—	602,434
Deferred taxes	70,564	—	6,255	—	76,819
Pension and other liabilities	112,652	10,187	5,808	—	128,647
Total liabilities	205,483	723,319	85,307	—	1,014,109
Preferred Shares	483	—	—	—	483
Common Stockholders’ Equity
Common stock	152,802	73	92,262	(92,335)	152,802
Paid in capital	446,078	1,864,108	878,074	(2,742,182)	446,078
Accumulated other comprehensive loss	(120,362)	—	(88,563)	88,563	(120,362)
Retained earnings	12,219	1,653,408	612,867	(2,266,275)	12,219
Total common stockholders’ equity	490,737	3,517,589	1,494,640	(5,012,229)	490,737
Noncontrolling interest	—	94,414	—	—	94,414
Total equity	490,737	3,612,003	1,494,640	(5,012,229)	585,151
Total liabilities and equity	$696,703	$4,335,322	$1,579,947	$(5,012,229)	$1,599,743

Condensed Consolidating Statement of Operations for the Year Ended December 31, 2009:

	Terra Industries Inc.	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Revenues
Product revenues	$—	$908,089	$668,439	$—	$1,576,528
Other income	—	3,544	1,360	—	4,904
Total revenues	—	911,633	669,799	—	1,581,432
Cost and Expense
Cost of sales	—	700,143	495,033	—	1,195,176
Selling, general and administrative expenses	2,726	33,669	30,742	—	67,137
Other operating expenses	18,000	—	—	—	18,000
Equity earnings of North American affiliates	—	(1,219)	(16,483)	—	(17,702)
Total cost and expenses	20,726	732,593	509,292	—	1,262,611
Income (loss) from operations	(20,726)	179,040	160,507	—	318,821
Interest income	157	1,995	1,984	—	4,136
Interest expense	(1,860)	(29,674)	(326)	—	(31,860)
Loss on early retirement of debt	—	(53,476)	—	—	(53,476)
Income (loss) before income taxes, noncontrolling interest and equity earnings	(22,429)	97,885	162,165	—	237,621
Income tax benefit (provision)	5,039	(72,305)	(7,033)	—	(74,299)
Equity earnings of unconsolidated affiliates	170,023	285,609	14,177	(455,632)	14,177
Income from continuing operations, net of tax	152,633	311,189	169,309	(455,632)	177,499
Income from discontinued operations, net of tax	—	1,118	—	—	1,118
Net income	152,633	312,307	169,309	(455,632)	178,617
Less: Net income attributable to the noncontrolling interest	—	25,984	—	—	25,984
Net Income attributable to Terra Industries Inc.	$152,633	$286,323	$169,309	$(455,632)	$152,633

Condensed Consolidating Statement of Cash Flows for the Year Ended December 31, 2009:

	Terra Industries Inc.	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Operating Activities
Net income	$152,633	$312,307	$169,309	$(455,632)	$178,617
Income from discontinued operations, net of tax	—	1,118	—	—	1,118
Income from continuing operations, net of tax	152,633	311,189	169,309	(455,632)	177,499
Adjustments to reconcile income from continuing operations to net cash flows from operating activities:
Depreciation and amortization	—	55,976	28,864	—	84,840
Loss on sale of property, plant and equipment	—	767	60	—	827
Deferred income taxes	(18,236)	—	—	—	(18,236)
Distributions in excess of (less than) equity earnings	(170,023)	(285,423)	3,888	455,632	4,074
Equity earnings of GrowHow UK Limited	—	—	(14,177)	—	(14,177)
Non-cash loss on derivatives	675	—	—	—	675
Share-based compensation	16,174	—	—	—	16,174
Amortization of intangible and other assets	—	7,531	2,188	—	9,719
Non-cash loss on early retirement of debt	—	4,546	—	—	4,546
Change in operating assets and liabilities — continuing operations	28,981	(23,988)	(67,931)	—	(62,938)
Net cash flows from operating activities — continuing operations	10,204	70,598	122,201	—	203,003
Net cash flows from operating activities — discontinued operations	—	1,118	—	—	1,118
Net Cash Flows from Operating Activities	10,204	71,716	122,201	—	204,121
Investing Activities
Capital expenditures and plant turnaround expenditures	—	(51,942)	(81,992)	—	(133,934)
Proceeds from the sale of property, plant and equipment	—	102	86	—	188
Distributions received from North American affiliates	—	470	13,579	—	14,049
Balancing consideration and other payments received from GrowHow UK Limited	—	—	21,205	—	21,205
Net cash flows from investing activities — continuing operations	—	(51,370)	(47,122)	—	(98,492)
Net cash flows from investing activities — discontinued operations	—	5,356	—	—	5,356
Net Cash Flows from Investing Activities	—	(46,014)	(47,122)	—	(93,136)
Financing Activities
Issuance of debt	—	589,788	—	—	589,788
Payments under borrowing arrangements	—	317,475	—	—	(317,475)
Payments for debt issuance costs	—	(14,360)	—	—	(14,360)
Preferred share dividends paid	(56)	—	—	—	(56)
Common stock dividends paid	(788,588)	—	—	—	(788,588)
Common stock issuances and vestings	(6,642)	—	—	—	(6,642)
Change in investments and advances from (to) affiliates	778,778	(545,426)	(233,352)	—	—
Excess tax benefits from equity compensation plans	6,304	—	—	—	6,304
Distributions to noncontrolling interests	—	(41,149)	—	—	(41,149)
Net Cash Flows from Financing Activities	(10,204)	(328,622)	(233,352)	—	(572,178)
Effect of Foreign Exchange Rate on Cash	—	—	(4,197)	—	(4,197)
Decrease in Cash and Cash Equivalents	—	(302,920)	(162,470)	—	(465,390)
Cash and Cash Equivalents at Beginning of Year	—	381,983	584,717	—	966,700
Cash and Cash Equivalents at End of Year	$—	$79,063	$422,247	$—	$501,310

Condensed Consolidating Statement of Financial Position at December 31, 2008:

	Terra Industries Inc.	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Assets
Cash and cash equivalents	$—	$381,983	$584,717	$—	$966,700
Accounts receivable, net	9	73,432	56,949	—	130,390
Inventories, net	—	111,295	85,796	—	197,091
Margin deposits with derivative counterparties	—	36,945	—	—	36,945
Other current assets	23,807	24,036	13,495	—	61,338
Total current assets	23,816	627,691	740,957	—	1,392,464
Property, plant and equipment, net	—	281,522	121,791	—	403,313
Equity method investments	—	10,117	260,798	—	270,915
Other current assets	2,230	28,302	15,793	—	46,325
Investments in and advances to (from) affiliates	1,252,608	3,205,548	580,618	(5,038,774)	—
Total Assets	$1,278,654	$4,153,180	$1,719,957	$(5,038,774)	$2,113,017
Liabilities
Accounts payable	$205	$57,762	$41,926	$—	$99,893
Customer prepayments	—	58,922	52,670	—	111,592
Derivative hedge liabilities	35,254	47,356	43,315	—	125,925
Accrued and other current liabilities	51,861	51,208	24,701	—	127,770
Total current liabilities	87,320	215,248	162,612	—	465,180
Long-term debt	—	330,000	—	—	330,000
Deferred taxes	51,770	—	9,673	—	61,443
Pension and other liabilities	74,975	10,983	1,765	—	87,723
Total liabilities	214,065	556,231	174,050	—	944,346
Preferred Shares	1,544	—	—	—	1,544
Common Stockholders’ Equity
Common stock	152,111	73	83,332	(83,405)	152,111
Paid in capital	579,164	2,125,709	1,189,591	(3,315,300)	579,164
Accumulated other comprehensive loss	(175,529)	—	(170,574)	170,574	(175,529)
Retained earnings (accumulated deficit)	507,299	1,367,085	443,558	(1,810,643)	507,299
Total common stockholders’ equity	1,063,045	3,492,867	1,545,907	(5,038,774)	1,063,045
Noncontrolling interest	—	104,082	—	—	104,082
Total equity	1,063,045	3,596,949	1,545,907	(5,038,774)	1,167,127
Total liabilities and equity	$1,278,654	$4,153,180	$1,719,957	$(5,038,774)	$2,113,017

Condensed Consolidating Statement of Operations for the Year Ended December 31, 2008:

	Terra Industries Inc.	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Revenues
Product revenues	$—	$1,709,509	$1,170,746	$—	$2,880,255
Other income	—	8,064	3,160	—	11,224
Total revenues	—	1,717,573	1,173,906	—	2,891,479
Cost and Expense
Cost of sales	—	1,368,494	659,758	—	2,028,252
Selling, general and administrative expenses	2,776	35,731	32,229	—	70,736
Equity (earnings) loss of North American affiliates	—	(58,923)	2,686	—	(56,237)
Total cost and expenses	2,776	1,345,302	694,673	—	2,042,751
Income (loss) from operations	(2,776)	372,271	479,233	—	848,728
Interest income	—	13,044	10,326	—	23,370
Interest expense	(1,860)	(24,846)	(663)	—	(27,369)
Income (loss) before income taxes and noncontrolling interest	(4,636)	360,469	488,896	—	844,729
Income tax benefit (provision)	1,368	(213,721)	(27,498)	—	(239,851)
Equity earnings of unconsolidated affiliates	644,309	762,462	95,578	(1,406,771)	95,578
Income from continuing operations — net of tax	641,041	909,210	556,976	(1,406,771)	700,456
Income from discontinued operations — net of tax	—	8,269	—	—	8,269
Net income	641,041	917,479	556,976	(1,406,771)	708,725
Less: Net income attributable to the noncontrolling interest	—	67,684	—	—	67,684
Net Income attributable to Terra Industries Inc.	$641,041	$849,795	$556,976	$(1,406,771)	$641,041

Condensed Consolidating Statement of Cash Flows for the Year Ended December 31, 2008:

	Terra Industries Inc.	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Operating Activities
Net income	$641,041	$917,479	$556,976	$(1,406,771)	$708,725
Income from discontinued operations	—	8,269	—	—	8,269
Income from continuing operations	641,041	909,210	556,976	(1,406,771)	700,456
Adjustments to reconcile income (loss) from continuing operations to net cash flows from operating activities:
Depreciation and amortization	—	43,657	35,197	—	78,854
Loss on sale of property, plant and equipment	—	1,146	1,175	—	2,321
Deferred income taxes	(15,180)	—	—	—	(15,180)
Distributions in excess of (less than) equity earnings	(644,309)	(756,805)	2,686	1,406,771	8,343
Equity earnings — GrowHow UK Limited	—	—	(95,578)	—	(95,578)
Non-cash loss on derivatives	39,779	—	—	—	39,779
Share-based compensation	8,104	—	—	—	8,104
Amortization of intangible and other assets	—	5,284	3,421	—	8,705
Change in operating assets and liabilities — continuing operations	(142,756)	(79,324)	(38,741)	—	(260,821)
Net cash flows from operating activities — continuing operations	(113,321)	123,168	465,136	—	474,983
Net cash flows from operating activities — discontinued operations	—	8,161	—	—	8,161
Net Cash Flows from Operating Activities	(113,321)	131,329	465,136	—	483,144
Investing Activities
Capital expenditures and plant turnaround expenditures	—	(64,144)	(25,163)	—	(89,307)
Proceeds from the sale of property, plant and equipment	—	1,666	407	—	2,073
Distributions received from unconsolidated affiliate	—	8,180	—	—	8,180
Contribution settlement received from GrowHow UK Limited	—	—	27,427	—	27,427
Balancing consideration payment from GrowHow UK Limited	—	—	61,272	—	61,272
Net cash flows from investing activities — continuing operations	—	(54,928)	63,943	—	9,645
Net cash flows from investing activities — discontinued operations	—	41,879	—	—	41,879
Net Cash Flows from Investing Activities	—	(12,419)	63,943	—	51,524
Financing Activities
Preferred share dividends paid	(3,876)	—	—	—	(3,876)
Preferred share inducement	(5,266)	—	—	—	(5,266)
Common stock dividends paid	(28,274)	—	—	—	(28,274)
Common stock issuances and vestings	(9,839)	—	—	—	(9,839)
Change in investments and advances from (to) affiliates	305,954	9,628	(847,098)	531,516	—
Excess tax benefits from equity compensation plans	12,122	—	—	—	12,122
Payments under share repurchase program	(157,500)	—	—	—	(157,500)
Distributions to noncontrolling interests	—	(69,557)	—	—	(69,557)
Net cash flows from financing activities — continuing operations	113,321	(59,929)	(847,098)	531,516	(262,190)
Net cash flows from financing activities — discontinued operations	—	—	—	—	—
Net Cash Flows from Financing Activities	113,321	(59,929)	(847,098)	531,516	(262,190)
Effect of Foreign Exchange Rate on Cash	—	—	(4,016)	—	(4,016)
Increase (Decrease) in Cash and Cash Equivalents	—	58,981	(322,035)	531,516	268,462
Cash and Cash Equivalents at Beginning of Year	—	323,002	906,752	(531,516)	698,238
Cash and Cash Equivalents at End of Year	$—	$381,983	$584,717	$—	$966,700

Condensed Consolidating Statement of Operations for the Year Ended December 31, 2007:

	Terra Industries Inc.	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Revenues
Product revenues	$—	$1,181,736	$1,154,138	$—	$2,335,874
Other income	—	5,104	1,951	—	7,055
Total revenues	—	1,186,840	1,156,089	—	2,342,929
Cost and Expense
Cost of sales	900	982,972	831,548	1	1,815,421
Selling, general and administrative expenses	2,179	21,828	67,962	2	91,971
Equity earnings of North American affiliates	—	(16,209)	—	—	(16,209)
Total cost and expenses	3,079	988,591	899,510	3	1,891,183
Income (loss) from operations	(3,079)	198,249	256,579	(3)	451,746
Interest income	—	11,170	6,092	—	17,262
Interest expense	(1,860)	(26,915)	(325)	—	(29,100)
Loss on early retirement of debt	—	(38,836)	—	—	(38,836)
Foreign currency gain (loss)	—	(1,878)	1,878	—	—
Income (loss) before income taxes and noncontrolling interest	(4,939)	141,790	264,224	(3)	401,072
Income tax benefit (provision)	1,790	(108,397)	(20,709)	—	(127,316)
Equity (earnings) loss of unconsolidated affiliates	205,045	303,602	(2,718)	(508,647)	(2,718)
Income from continuing operations — net of tax	201,896	336,995	240,797	(580,650)	271,038
Income from discontinued operations — net of tax	—	(18,861)	—	—	(18,861)
Net income	201,896	318,134	240,797	(580,650)	252,177
Less: Net income attributable to the noncontrolling interest	—	50,281	—	—	50,281
Net income attributable to Terra Industries Inc.	$201,896	$267,853	$240,797	$(508,650)	$201,896

Condensed Consolidating Statement of Cash Flows for the Year Ended December 31, 2007:

	Terra Industries Inc.	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Operating Activities
Net income	$201,896	$318,134	$240,797	$(508,650)	$252,177
Loss from discontinued operations	—	(18,861)	—	—	(18,861)
Income from continuing operations	201,896	336,995	240,797	(508,650)	271,038
Adjustments to reconcile income (loss) from continuing operations to net cash flows from operating activities:
Depreciation and amortization	—	40,407	54,377	—	94,784
Deferred income taxes	90,879	12,521	—	—	103,400
Distributions in excess of (less than) equity earnings	(205,045)	(295,066)	379,935	128,712	8,536
Equity earnings — GrowHow UK Limited	—	—	2,718	—	2,718
Non-cash loss on derivatives	1,300	—	—	—	1,300
Share-based compensation	28,103	—	—	(1)	28,102
Amortization of intangible and other assets	—	3,713	3,240	1	6,954
Non-cash loss on early retirement of debt	—	4,662	—	—	4,662
Change in operating assets and liabilities — continuing operations	(83,235)	82,697	460,090	(247,262)	212,290
Net cash flows from operating activities — continuing operations	33,898	185,929	1,141,157	(627,200)	733,784
Net cash flows from operating activities — discontinued operations	—	14,081	—	—	14,081
Net Cash Flows from Operating Activities	33,898	200,010	1,141,157	(627,200)	747,865
Investing Activities
Capital expenditures and plant turnaround expenditures	—	(18,676)	(63,699)	(1)	(82,376)
Cash retained by GrowHow UK Limited	—	—	(16,788)	—	(16,788)
Proceeds from the sale of property, plant and equipment	—	24	—	—	24
Distributions received from unconsolidated affiliate	—	4,705	—	—	4,705
Net Cash Flows from Investing Activities	—	(13,947)	(80,487)	(1)	(94,435)
Financing Activities
Issuance of debt	—	330,000	—	—	330,000
Payments under borrowing arrangements	—	(331,301)	—	1	(331,300)
Payments for debt issuance costs	—	(6,444)	—	—	(6,444)
Preferred share dividends paid	(5,100)	—	—	—	(5,100)
Common stock issuances and vestings	(1,424)	—	—	—	(1,424)
Change in investments and advances from (to) affiliates	56,734	79,187	(231,607)	95,686	—
Excess tax benefits from equity compensation plans	3,317	—	—	—	3,317
Payments under share repurchase program	(87,426)	—	—	—	(87,426)
Distributions to noncontrolling interests	—	(35,239)	—	—	(35,239)
Net Cash Flows from Financing Activities	(33,899)	36,203	(231,607)	95,687	(133,616)
Effect of Foreign Exchange Rate Changes on Cash	—	—	(593)	—	(593)
Increase (Decrease) in Cash and Cash Equivalents	(1)	222,266	828,470	(531,514)	519,221
Cash and Cash Equivalents at Beginning of Year	1	100,736	78,282	(2)	179,017
Cash and Cash Equivalents at End of Year	$—	$323,002	$906,752	$(531,516)	$698,238